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TABLE OF CONTENTS

FILE PURSUANT TO RULE 424(B)(5)
REGISTRATION NO. 333-99209

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (Subject to Completion)    Issued March 8, 2006

(To Prospectus dated April 3, 2003)

$400,000,000

SABRE HOLDINGS CORPORATION

% Senior Notes due 2016

We are offering $400,000,000 aggregate principal amount of our      % Senior Notes due 2016 which are referred to in this prospectus supplement as the notes. The notes will mature on                , 2016. Interest on the notes will accrue from March     , 2006, and we will pay interest on the notes on                   and                  of each year, beginning                  , 2006.

We may redeem some or all of the notes at any time at the redemption price described in "Description of Notes—Optional Redemption" in this prospectus supplement, plus accrued interest to the date of redemption.

Investing in the notes involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement and page 1 of the accompanying prospectus.

PRICE        % AND ACCRUED INTEREST, IF ANY

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us Before Expenses
Per note	%	%	%
Total	$	$	$

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on March     , 2006.

Joint Book-Running Managers

MORGAN STANLEY	BEAR, STEARNS & CO. INC.

GOLDMAN, SACHS & CO.

BANC OF AMERICA SECURITIES LLC	CITIGROUP	JPMORGAN

March     , 2006

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we send to you or file with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, or the documents incorporated by reference therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to the notes we are offering in this prospectus supplement. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

        Unless the context other requires, the terms "we," "us" and "our" in this prospectus supplement refer to Sabre Holdings Corporation, a Delaware corporation, and its predecessors and direct and indirect subsidiaries.

FORWARD-LOOKING STATEMENTS

        Certain statements in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements about trends, uncertainties and our plans and expectations of what may happen in the future, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "could," "project," "potential," "plan," "forecast," "expect," "should," "would," "intend," "estimate," "anticipate," "believe," "continue" or similar terminology. Forward-looking statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, and our results could differ materially from the results anticipated by our forward-looking statements as a result of many known or unknown factors. Please see the section entitled "Risk Factors" on page S-6 of this prospectus supplement. We undertake no obligation to update publicly or revise any forward-looking statements after the date of this prospectus supplement.

S-i

SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference in them, before making an investment decision. See "Where You Can Find More Information and Incorporation of Certain Documents by Reference" on page S-36 of this prospectus supplement.

Our Company

        We are a world leader in travel commerce. We market travel products and provide distribution and technology solutions for the travel industry. We operate in multiple travel distribution areas, which we refer to as "channels": travel agencies, direct to consumers, and the corporate or business-direct area.

        We operate our business through three different segments:

    •
    Sabre Travel Network™—Our Sabre Travel Network segment markets and distributes travel-related products and services through the travel agency and corporate channels.

    •
    Travelocity®—Our Travelocity segment markets and distributes travel-related products and services directly to individuals, including leisure travelers and business travelers, through Travelocity and lastminute.com branded websites and contact centers.

    •
    Sabre Airline Solutions™—Sabre Airline Solutions is a global leader in providing passenger management solutions, software products and related services, and consulting services to help airlines simplify operations and lower costs.

In 2005, approximately 59.7% of our revenue was generated from Sabre Travel Network, 30.7% from Travelocity and 9.6% from Sabre Airline Solutions based on segment results that include intersegment revenues.

        We are a holding company incorporated on June 25, 1996. Sabre Inc. is our principal operating subsidiary and sole direct subsidiary. Sabre Inc. and its direct or indirect subsidiaries conduct all of our businesses. Our principal executive offices are currently located at 3150 Sabre Drive, Southlake, Texas 76092, and our telephone number is (682) 605-1000.

The Offering

Issuer	Sabre Holdings Corporation
Notes Offered	$400,000,000 in aggregate principal amount of % Senior Notes due 2016
Maturity Date	, 2016
Issue Price	% of par plus accrued interest, if any, from the issue date of the notes
Interest Rate	% per year
Interest Payment Dates	and , beginning on , 2006. Interest will accrue from the issue date of the notes.
Ranking	The notes are unsecured, unsubordinated obligations and will:
•rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness;
•to the extent that we incur subordinated indebtedness in the future, rank senior in right of payment to such subordinated indebtedness;
•be effectively subordinated to any of our existing or future secured indebtedness to the extent of the value of our assets securing such indebtedness; and
•be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

As of December 31, 2005, we had (1) no unsecured indebtedness that would rank senior to the notes, (2) approximately $1,226 million of unsecured indebtedness that would rank equally in right of payment with the notes, (3) no indebtedness that would rank junior to the notes, and (4) approximately $159 million of secured indebtedness. As of December 31, 2005, our subsidiaries had approximately $1,503 million of indebtedness and other liabilities outstanding. We will be permitted to incur additional secured indebtedness, subject to the limitations imposed by the terms of the indenture, and the indenture will not contain any limits on the ability of our subsidiaries to incur additional debt or other liabilities.
Optional Redemption
We may redeem some or all of the notes at any time at the redemption price described in "Description of Notes—Optional Redemption" in this prospectus supplement, plus accrued interest to the date of redemption.
Certain Covenants	The indenture governing the notes will contain covenants that limit our ability and our subsidiaries' ability to:
•incur liens on our assets to secure debt;
•enter into certain sale and lease-back transactions;
•merge or consolidate with another company; and
•transfer or sell substantially all of our assets.

Use of Proceeds	We will use the proceeds of this offering to repay a portion of the remaining outstanding borrowings under our bridge credit facility.

Summary Consolidated Financial Data

        The following table sets forth our summary consolidated financial data as of and for the years ended December 31, 2005, 2004 and 2003. The information is only a summary and should be read together with the audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and accompanying prospectus. See "Where You Can Find More Information and Incorporation of Certain Documents by Reference" on page S-36 of this prospectus supplement.

	Year Ended December 31,
	2005	2004	2003
	(in millions, except per share data and other data where indicated)
Income Statement Data:
Revenues	$2,521.3	$2,131.0	$2,045.2
Operating income	260.9	258.7	166.2
Net earnings	172.2	190.4	83.3
Per Share Data:
Earnings per common share—basic	$1.33	$1.40	$0.59
Earnings per common share—diluted	$1.32	$1.38	$0.58
Dividends per common share	$0.36	$0.30	$0.21
Balance Sheet Data:
Cash and cash equivalents	$568.8	$837.0	$922.6
Goodwill and intangible assets	2,333.1	988.6	891.7
Total assets	4,374.1	3,018.0	2,966.5
Current liabilities	1,892.5	608.3	503.4
Long-term capital lease obligation	158.2	161.1	160.7
Public and other notes payable	426.4	439.3	442.5
Total debt	1,385.4	601.3	604.1
Stockholders' equity	1,643.1	1,626.5	1,680.1
Other Data:
Cash flows from operating activities	$225.5	$361.4	$277.9
Cash flows used for investing activities	(833.9)	(99.0)	(165.2)
Cash flows provided by (used for) financing activities	698.1	(255.4)	(94.4)
Depreciation and amortization	130.6	116.7	127.2
Capital expenditures	91.7	78.0	71.5

Ratio of Earnings to Fixed Charges

        Our consolidated ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2005 are as follows:

	Year Ended December 31,
	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges(1)	4.91	8.63	5.34	11.69	—(2)

(1)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes and the cumulative effect of change in accounting method, interest expense and the portion of rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

(2)
Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by approximately $1.3 million.

RISK FACTORS

        Please refer to "Item 1A. Risk Factors" of our annual report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference herein, for a description of risks associated with an investment in our securities, including the notes offered by this prospectus supplement.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the notes will be approximately $                  after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We intend to use all of the net proceeds of this offering plus additional cash on hand to repay $400 million of the remaining $700 million in principal amount outstanding under the bridge credit facility that we entered into to fund a portion of the purchase price for the acquisition of lastminute.com plc on July 20, 2005, plus accrued interest. We are evaluating various alternatives, including the use of our cash and marketable securities, borrowings under our existing revolving credit facility and other types of financing, to pay the $300 million principal balance and accrued interest on the bridge credit facility that will remain. The bridge credit facility matures on August 12, 2006, and the interest rate on borrowings thereunder is variable, based at our discretion on either the London Interbank Offered Rate, or LIBOR, plus a borrowing spread or the prime rate, and is sensitive to our credit rating. As of December 31, 2005, our borrowings under the bridge credit facility accrued interest at the rate of 5.15% per year.

        Affiliates of certain underwriters are lenders and/or agents under the bridge credit facility. Therefore, affiliates of the underwriters will receive their pro rata share of the net proceeds from this offering used to repay the bridge credit facility. See "Underwriters" on page S-34 of this prospectus supplement.

CAPITALIZATION

        The following table shows our capitalization as of December 31, 2005 on an actual basis, on a pro forma basis and on a pro forma, as adjusted, basis. The pro forma basis reflects the repayment by us of $100 million of borrowings outstanding under the bridge credit facility on February 16, 2006. The pro forma, as adjusted, basis also reflects the issuance of the notes offered by this prospectus supplement and the application of the net proceeds from the notes and cash on hand as described under "Use of Proceeds." You should read this table together with our consolidated financial statements and related notes and other financial information incorporated by reference in this prospectus supplement. See "Where You Can Find More Information and Incorporation of Certain Documents by Reference" on page S-36 of this prospectus supplement. Unless otherwise noted, all numbers presented are in thousands.

	As of December 31, 2005
	Actual	Pro forma	Pro forma as Adjusted
Cash and cash equivalents	$568,837	$468,837	$467,187 (1)

Debt:
Capital lease obligation(2)	$159,059	$159,059	$159,059
Revolving credit facility	—	—	—
7.35% notes due 2011(net of unamortized discount and swaps)	411,303	411,303	411,303
Bridge credit facility	800,000	700,000	300,000
Notes offered hereby	—	—	400,000
Other indebtedness	15,076	15,076	15,076

Total debt	$1,385,438	$1,285,438	$1,285,438

Stockholders' equity
Preferred stock: $0.01 par value; 20,000 shares authorized; no shares issued	$—	$—	$—
Class A common stock: $0.01 par value; 250,000 shares authorized; 145,856 shares issued	1,459	1,459	1,459
Additional paid-in capital	1,275,836	1,275,836	1,275,836
Retained earnings	769,231	769,231	769,231
Accumulated other comprehensive loss	(77,872)	(77,872)	(77,872)
Less treasury stock at cost: 14,281 shares	(325,542)	(325,542)	(325,542)

Total stockholders' equity	1,643,112	1,643,112	1,643,112

Total capitalization	$3,028,550	$2,928,550	$2,928,550

(1)
Reflects a payment of $1,650 for underwriting discounts, commissions and other estimated offering expenses, net of $1,200 in prepaid underwriting discounts.

(2)
Approximately $871 of this amount is classified as a current obligation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        We begin Management's Discussion and Analysis of Financial Condition and Results of Operations with an overview of our business by segment. This is followed by a discussion of various trends that are occurring in our business and how those trends are impacting our business. We follow the discussion on trends with a description of the revenues and expenses by segment which is followed by our period over period results of operations for the described revenues and expenses. Please see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2005 for a discussion of our consolidated balance sheets and consolidated statements of cash flows in the "Liquidity and Capital Resources" section, and our critical accounting policies that we believe are important in understanding judgments and assumptions incorporated into our financial results. We refer to our annual report on Form 10-K for the fiscal year ended December 31, 2005 in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus supplement as our 2005 Form 10-K.

        The following discussion and analysis contains forward-looking statements about trends, uncertainties and our plans and expectations of what may happen in the future. Forward-looking statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, and our results could differ materially from the results anticipated by our forward-looking statements as a result of many known or unknown factors, including, but not limited to, those factors discussed in "Item 1A. Risk Factors" in our 2005 Form 10-K.

        The following discussion and analysis should be read in conjunction with "Item 6. Selected Financial Data" and "Item 8. Financial Statements and Supplementary Data" appearing in our 2005 Form 10-K.

Overview of Business

        We operate our business through the following business segments:

        Sabre Travel Network:    Sabre Travel Network markets and distributes travel-related products and services through the travel agency and corporate channels. Travel agencies, both online and brick and mortar, subscribe to our services. Sabre Travel Network primarily generates revenues from transaction fees charged to airlines and non-air travel suppliers who distribute their products and services through the Sabre system. A "transaction" is defined as any travel reservation that generates a fee paid directly to us including the following:

  •
  traditional booking fees paid by travel suppliers,

  •
  non-traditional transaction fees paid by travel suppliers,

  •
  transaction fees paid by travel agency subscribers, and

  •
  transaction fees paid by corporations related to our online booking tool, GetThere®.

        Our services provide travel agency subscribers information about, and the ability to reserve for and purchase travel-related products and services from airlines, hotels, car rental companies, cruise lines and others. We also provide travel agency office automation tools, enable travel agencies to provide services via the Internet and provide reservation management, distribution and technology services to hotel properties.

        Travelocity:    Our Travelocity segment markets and distributes travel-related products and services directly to individuals, including leisure travelers and business travelers, through Travelocity owned websites and contact centers, and websites and contact centers owned by its supplier, travel agency and distribution partners. Travelocity customers can access offerings, pricing and information about airlines, hotels, car rental companies, cruise lines, vacation and last-minute travel packages. All State Tours, Inc. ("Showtickets.comSM") and lastminute.comSM offer other travel related services such as show tickets and tours. For business travelers, Travelocity BusinessSM provides the integrated online corporate travel technology and full-service offering of our GetThere product along with the online expertise of Travelocity. For corporations, Travelocity Business offers a full service corporate travel agency and GetThere provides a corporate online travel reservation system that works in conjunction with any travel agency a company chooses.

        Travelocity facilitates transactions between travel suppliers and consumers to book and pay for travel accommodations. For "net rate" transactions we generate service fee revenue equal to the total amount paid by the customer minus Travelocity's payment to the travel supplier for the travel accommodations. Travelocity also generates revenue from commissions or transaction fees from travel suppliers for the purchase of travel products and services pursuant to reservations made through our system. Other revenue sources include service fees charged to customers, advertising revenues and GDS incentives.

        Sabre Airline Solutions:    Sabre Airline Solutions is a global leader in providing passenger management solutions, software products and related services, and consulting services to help airlines simplify operations and lower costs. We provide airline reservations, inventory and check-in hosting solutions that help airlines address the challenge of building and retaining customer loyalty while also reducing costs. We also supply the decision-support software and technology necessary for airlines to improve profitability, increase revenue, streamline operations and improve workflow. We offer a complete range of consulting services to the airline industry, ranging from one time to extended engagements. Typical engagements include helping clients achieve the necessary standards to join an alliance, prepare for privatization and optimize current operations. Clients include airlines, airports, manufacturers and governments, as well as individuals, travel agencies and members of the financial community.

        In 2005, approximately 59.7% of our revenue was generated from Sabre Travel Network, 30.7% from Travelocity and 9.6% from Sabre Airline Solutions based on segment results that include intersegment revenues. Compared to the year-ago period, revenues (including intersegment revenue) for the twelve months ended December 31, 2005 increased 4.1% for Sabre Travel Network, 65.1% for Travelocity and 7.1% for Sabre Airline Solutions.

        For a more detailed discussion of our business, please refer to "Item 1. Business" of our 2005 Form 10-K.

Business Trends

        The following trends represent what management believes are the most significant challenges and opportunities that are currently impacting our business and industry. The discussion also includes management's best assessment of what effects these trends are having on our business. Potential effects of the following trends are discussed in "Item 1A. Risk Factors" of our 2005 Form 10-K.

        Transaction Volumes.    For the year ended December 31, 2005, Sabre Travel Network experienced transaction growth of 3.7% compared to the year ended 2004 due primarily to an increase in non-traditional transactions. See "Item 1. Business—Sabre Travel Network—Changing our Sabre Travel Network Revenue Model" in our 2005 Form 10-K.

        Sabre Travel Network has performed well in an industry faced with economic downturn, travel security concerns, channel shift and continued pressures on the GDS booking fee. Sabre Travel Network annual transactions and transaction revenue have remained relatively stable since 2002 with a compounded 0.1% decrease in annual transactions processed through the Sabre system. Sabre Travel Network has been able to achieve this in part due to long term content agreement with key suppliers in exchange for discounted booking fees. We believe that this has contributed in reducing the rate at which transactions leave the GDS channel for supplier-controlled channels, including individual airline websites and call centers, and other third-party controlled distribution points.

        For the three years ended December 31, 2005, Travelocity has experienced 34.8% compounded annual growth in revenues due to our continued growth in North America and expansion into the European market with the acquisitions of lastminute.com and Travelocity Europe which contributed to the growth in bookings made through our websites and contact centers, and increased yields and transaction volumes stimulated by increased net rate activity and improved packaging of offerings. Although Travelocity was negatively affected by the terrorist attacks and the negative factors noted above and by declining internet advertising revenue, the growth in the internet travel business combined with the Travelocity net rate model and packaging initiatives and market expansion into Europe offset the negative impacts.

        Sabre Airline Solutions has experienced 6.3% compounded annual growth in revenues for the three years ended December 31, 2005. Although Sabre Airline Solutions and its customers were negatively affected by the terrorist attacks and the negative factors noted above, we were able to grow revenues in each of the past two years. This increase in revenues is the result of increased sales of decision support products and services, consulting and web-enabled solutions that offer cost savings and more efficient operations to our customers. Additionally, this increase was driven by growth in airline reservation hosting revenues.

        Supplier Efforts to Control Travel Distribution.    Airlines have been working aggressively for several years to divert transactions away from GDS networks and towards alternative travel distribution channels, including websites that they control and online travel agencies that book directly with those airlines. See "Item 1A. Risk Factors—Travel Suppliers are Pursuing Distribution Options..." in our 2005 Form 10-K. The efforts of suppliers to divert transactions away from independent distributors (such as online and conventional travel agencies using our Sabre GDS) towards supplier-direct channels (such as supplier-controlled websites and call centers) are referred to as "channel shift." Over the last several years we have experienced channel shift in air transactions at an annualized rate of approximately two percentage points.

        Alternative Distribution Systems.    Travelers are being offered many systems that enable travel shopping, booking and purchasing. Established and start-up search engine companies are attempting to enter the travel marketplace by aggregating travel search results across supplier, travel agent and other websites. Many alternative distribution systems offer lower costs to suppliers, but they are not global and offer travelers a limited subset of transactions from a limited subset of suppliers in one market segment. The systems often must rely on the scale and functionality of a GDS such as our Sabre system for a complete travel distribution solution for suppliers and travel agencies. They do not offer comprehensive functionality and do not have the infrastructure to adequately service and support travel management companies or corporations. They require the integration of a new, stand-alone system into most existing agency or corporate booking tool workflows. Many of these alternative travel distribution channels, including limited travel distributors or "LTDs," are well-financed but are in start-up or developing mode, and have yet to fully define their functionality and costs. These alternative travel distribution systems may have the effect of diverting customers from our online sites and our Sabre GDS, putting pressure on our revenues, pricing and operating margins. See "Item 1A. Risk Factors—Travel Suppliers are Pursuing Distribution Options..." in our 2005 Form 10-K.

        Additional Business Trends.    For a discussion of additional business trends, please refer to the following sections of "Item 1. Business" in our 2005 Form 10-K:

  •
  The Sabre Global Distribution System—Travel Supplier Participation and Pricing Options

  •
  Sabre Travel Network—Changing Our Sabre Travel Network Revenue Model

  •
  Travelocity—Investments in Travelocity

  •
  Travelocity—Net Rate Program

        Cost Reductions and Expense Savings.    As part of our cost leadership strategy, we are, as a standard practice, evaluating efficiency opportunities across the company to ensure that we optimally manage our operational costs. Some of these cost-saving opportunities have involved and may continue to involve globally-sourcing some of our operations (either by contracting with companies that work for us, such as through the opening of call centers we operate abroad, or by expanding our own operations abroad). See note 5 to the consolidated financial statements in our 2005 Form 10-K for the impact of various costs saving initiatives. We are also developing programs to reduce the growth of incentive payments to travel agencies.

Mergers and Acquisitions

        Our discussion of the results of operations for the years ended 2003, 2004 and 2005 will be affected by significant mergers and acquisitions that have occurred in those same years as summarized in the following table. For a more detailed discussion of our mergers and acquisitions see note 4 to the consolidated financial statements in our 2005 Form 10-K.

Year acquired	Entity	Segment
2005	SynXis Corporation	Sabre Travel Network
	lastminute.com plc	Travelocity
	Zuji Holdings Limited—Primary beneficiary(1)	Travelocity
2004	RM Rocade AB and RM Rocade Assist AB	Sabre Airline Solutions
	All State Tours, Inc.	Travelocity
	Travelocity Europe—Remaining 50% of the non-German operations	Travelocity
	Sabre Travel Network Middle East Joint Venture—60% ownership	Sabre Travel Network
2003	Dillon Communications Systems GmbH ("Dillon")—remaining 49% interest	Sabre Travel Network
	World Choice Travel, Inc.	Travelocity

(1)
Zuji Holdings Limited is consolidated in compliance with Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities (Revised). See note 4 to the consolidated financial statements in our 2005 Form 10-K for further discussion.

Components of Revenues and Expenses

        Revenues.    Sabre Travel Network primarily generates revenues from transaction fees paid directly to us related to a travel reservation including the following: traditional booking fees paid by travel suppliers, non-traditional transaction fees paid by travel suppliers, transaction fees paid by travel agency subscribers, and transaction fees paid by corporations related to our booking tool. Sabre Travel Network earns revenue through equipment service charges paid by subscribers. In addition, Sabre Travel Network earns revenue through the sale of other products and services (including the Hotel SpotlightSM program, which offers premium marketing opportunities to hoteliers through the Sabre GDS, the Jurni Network® consortia, as well as Nexion® and SynXis® offerings to hoteliers) and the Sabre® SurroundSM program (which bundles the Hotel Spotlight services with other advertising products) to travel-suppliers, subscribers and other customers. Earnings (or losses as the case may be) derived from interests in joint ventures and other investments are also included in revenues. Sabre Travel Network earns intersegment revenues from data processing fees and transaction fees paid by Travelocity. Travelocity generates revenues from commissions or transaction fees from suppliers for the purchase of travel and lifestyle products and services pursuant to reservations made through our system. Travelocity also generates net rate revenue from providing facilitation services equal to the amount paid by the customer for travel and non-travel products and services, minus Travelocity's payment to the supplier. Additional Travelocity revenues include other fees charged to customers, advertising revenues from our websites and GDS incentives. Travelocity derives intersegment revenues from Sabre Travel Network, consisting of incentives earned for Travelocity transactions processed through the Sabre GDS, and fees paid by Sabre Travel Network for corporate trips and Sabre Airline Solutions for airline trips booked through Travelocity's online booking technology. Sabre Airline Solutions generates revenues from the sale of airline reservations hosting services; product revenues including inventory and check-in hosting solutions; decision-support software and technology; and airline consulting services.

        Cost of Revenues.    Sabre Travel Network cost of revenues consist primarily of incentives paid to subscribers, data processing charges resulting from the operation of the Sabre system, and salaries and other operating expenses. Sabre Travel Network also incurs intersegment expenses paid to Travelocity for incentives for Travelocity transactions processed through the Sabre GDS, as well as fees for corporate trips booked through Travelocity's online booking technology. Travelocity cost of revenues consists primarily of customer service costs, technology costs, salaries, benefits and other employee expenses, data processing fees and transaction fees paid to Sabre Travel Network, credit card fees, charges related to fraudulent bookings, service compensation and depreciation and amortization charges. In addition, Travelocity cost of revenues includes recovery of certain VAT payments which is treated as a contra-expense. Sabre Airline Solutions cost of revenues is comprised of labor cost incurred in the development and delivery of software and consulting services and depreciation and amortization. Sabre Airline Solutions also incurs intersegment expenses paid to Travelocity for airline trips booked through Travelocity's online booking technology.

        Operating Expenses.    Sabre Travel Network selling, general and administrative expenses and other operating expenses consist primarily of salaries, benefits and employee related expenses for staff who sell our services to new customers and other staff functions required to support the business as well as bad debt expense. Travelocity selling, general and administrative and other operating expenses consist primarily of advertising and promotion expenses, payments made to our travel agency and distribution partners and salaries, benefits and employee related expenses for staff functions required to support the business. Sabre Airline Solutions operating expenses consist of the costs of the sales organization and the staff functions required to support the business and bad debt expense.

Financial Results

        The following tables present operating results for the three years ended December 31, 2005, 2004 and 2003 (in thousands of dollars). The segment revenues and cost of revenues are shown including intersegment activity. We have included the elimination of intersegment activity below to agree to the results of operations presented in the consolidated financial statements in our 2005 Form 10-K.

	Year Ended December 31,
	Sabre Travel Network		Travelocity		Sabre Airline Solutions		Corporate		Eliminations		Total
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
Segment revenues	$1,615,820	$1,552,832	$829,878	$502,549	$260,812	$243,470	$—	$—	$(185,255)	$(167,880)	$2,521,255	$2,130,971
Cost of revenues	1,120,071	1,004,236	354,910	224,386	176,713	176,902	1,961	2,536	(185,255)	(167,880)	1,468,400	1,240,180
Amortization of purchased technology	4,835	9,325	13,593	21,077	544	1,651	—	—	—	—	18,972	32,053

Gross profit	490,914	539,271	461,375	257,086	83,555	64,917	(1,961)	(2,536)	—	—	1,033,883	858,738

Selling, general & administrative	254,965	260,083	449,755	273,189	42,330	50,026	(3,295)	1,884	—	—	743,755	585,182
Amortization of intangible assets	12,498	9,282	14,463	4,395	2,294	1,149	—	—	—	—	29,255	14,826

Operating income (loss)	$223,451	$269,906	$(2,843)	$(20,498)	$38,931	$13,742	$1,334	$(4,420)	$—	$—	$260,873	$258,730

	Year Ended December 31,
	Sabre Travel Network		Travelocity		Sabre Airline Solutions		Corporate		Eliminations		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Segment revenues	$1,552,832	$1,560,232	$502,549	$394,508	$243,470	$232,354	$—	$—	$(167,880)	$(141,931)	$2,130,971	$2,045,163
Cost of revenues	1,004,236	1,031,735	224,386	203,392	176,902	177,769	2,536	(1,836)	(167,880)	(141,931)	1,240,180	1,269,129
Amortization of purchased technology	9,325	4,950	21,077	25,947	1,651	1,587	—	—	—	—	32,053	32,484

Gross profit	539,271	523,547	257,086	165,169	64,917	52,998	(2,536)	1,836	—	—	858,738	743,550

Selling, general & administrative	260,083	262,029	273,189	249,893	50,026	31,454	1,884	10,127	—	—	585,182	553,503
Amortization of intangible assets	9,282	7,838	4,395	15,607	1,149	372	—	—	—	—	14,826	23,817

Operating income (loss)	$269,906	$253,680	$(20,498)	$(100,331)	$13,742	$21,172	$(4,420)	$(8,291)	$—	$—	$258,730	$166,230

Results of Operations 2003-2005

        Management's discussion and analysis of revenues, cost of revenues, selling, general and administrative expenses, amortization of intangible assets and operating income by business segment are based upon segment results including intersegment revenues and cost of revenues of approximately $185 million, $168 million and $142 million for the years ended December 31, 2005, 2004 and 2003, respectively. We account for significant intersegment transactions as if the transactions were to third parties, that is, at estimated current market prices. The majority of the intersegment revenues and cost of revenues are between Travelocity and Sabre Travel Network, consisting mainly of incentives paid to Travelocity for Travelocity transactions processed through the Sabre GDS, data processing fees and transaction fees paid by Travelocity to Sabre Travel Network (including for transactions processed through the Sabre GDS), and fees paid by Sabre Travel Network to Travelocity for corporate trips booked through Travelocity's online booking technology. In addition, Sabre Airline Solutions pays fees to Travelocity for airline trips booked through Travelocity's online booking technology. All intersegment revenues and corresponding cost of revenues have been eliminated in consolidation.

        Revenues.    The compounded annual growth rate of revenues by segment for the three years ended December 31, 2005 was a reduction of 0.3% for Sabre Travel Network, and growth of 34.8% for Travelocity and 6.3% for Sabre Airline Solutions. Each of our business segments have benefited from generally good economic conditions, stronger demand for travel products and acquisitions. However, each of our business segments have been negatively impacted by macroeconomic factors during this period including the war and continued conflict in Iraq, ongoing travel security concerns, and fear of potential terrorist attacks and infectious diseases such as SARS. These negative impacts to the general economy and the travel industry impacted each of our business segments.

        Sabre Travel Network has performed well in an industry faced with economic downturn, travel security concerns, channel shift and continued pressures on the GDS booking fee. Sabre Travel Network annual transactions and transaction revenue have remained relatively stable since 2002 with a compounded 0.1% decrease in annual transactions processed through the Sabre system. Sabre Travel Network has been able to achieve this in part due to long-term content agreements with key suppliers in exchange for discounted booking fees. We believe that this has contributed in reducing the rate at which transactions leave the GDS channel for supplier-controlled channels, including individual airline websites and call centers, and other third-party controlled distribution points.

        For the three years ended December 31, 2005, Travelocity has experienced 34.8% compounded annual growth in revenues due to our continued growth in North America and expansion into the European market with the acquisitions of lastminute.com and Travelocity Europe which contributed to the growth in bookings made through our websites and contact centers, and increased yields and transaction volumes stimulated by increased net rate activity and improved packaging of offerings. Although Travelocity was negatively affected by the terrorist attacks and the negative factors noted above and by declining internet advertising revenue, the growth in the internet travel business combined with the Travelocity net rate model and packaging initiatives and market expansion into Europe offset the negative impacts.

        Sabre Airline Solutions has experienced 6.3% compounded annual growth in revenues for the three years ended December 31, 2005. Although Sabre Airline Solutions and its customers were negatively affected by the terrorist attacks and the negative factors noted above, we were able to grow revenues in each of the past several years. This increase in revenues is the result of increased sales of decision support products and services, consulting and web-enabled solutions that offer cost savings and more efficient operations to our customers. Additionally, this increase was driven by growth in airline reservation hosting revenues.

        Expenses.    Our primary operating expenses consist of salaries, benefits, other employee-related costs, data processing costs, communication costs, advertising and subscriber incentives, representing approximately 75.6%, 78.7% and 77.8% of total operating expenses in 2005, 2004 and 2003, respectively. We have seen a decline in our expenses as a result of cost reduction initiatives across our organization. However, since 2003, we have realized a compounded increase in our operating expenses of approximately 9.1% due primarily to the acquisition of lastminute.com in July of 2005.

        Sabre Travel Network hardware and communications costs have decreased as a result of the migration to lower cost solutions and the adoption of third-party solutions by subscribers. These decreases were partially offset by increases in Sabre Travel Network technology spending due to the phased implementation and continuing expansion of new functionality that requires running legacy systems as well as the new technology, and increases in Sabre Travel Network subscriber incentives. Other increases in expenses have resulted from investments in various new businesses such as our SynXis hotel reservations system.

        Travelocity cost of revenues and selling, general and administrative expenses have increased due to growth in the business. Significant acquisitions during this period, including lastminute.com in 2005 and Travelocity Europe in 2004, have contributed to the growth in expenses. We increased our expenditures for advertising in order to drive additional travelers to Travelocity's websites, and expenses have increased as a result of increases in transaction volumes for our growing net rate offerings. Our technology infrastructure related expenses have also increased in order to support our growth and new offerings.

        Sabre Airline Solutions operating expenses have generally grown at a rate commensurate with the growth in revenues during the 2003 to 2005 period. These expenses have been offset by several cost reduction initiatives that have resulted in reduced headcount-related expenses as well as improvements in our receivable collection activities, particularly in 2005.

Results of Operations: 2005 Compared to 2004

	Year Ended December 31,
	Total revenues before eliminations						Total consolidated revenues
					Eliminations
				% change						% change
	2005	2004	change		2005	2004	2005	2004	change
	(thousands)				(thousands)		(thousands)
Revenues	$2,706,510	$2,298,851	$407,659	17.7%	$(185,255)	$(167,880)	$2,521,255	$2,130,971	$390,284	18.3%
Total cost of revenues	1,672,627	1,440,113	232,514	16.1%	(185,255)	(167,880)	1,487,372	1,272,233	215,139	16.9%

        Total revenues for the year ended December 31, 2005 after intercompany eliminations increased approximately $390 million, or 18.3%, compared to the year ended December 31, 2004, from $2,131 million to $2,521 million. Cost of revenues after intercompany eliminations for the year ended December 31, 2005 increased approximately $215 million, or 16.9%, compared to the year ended December 31, 2004, from $1,272 million to $1,487 million.

        Management's discussion and analysis of revenues, cost of revenues, selling, general and administrative expenses, amortization of intangible assets and operating income by business segment are based upon segment results including intersegment revenues and cost of revenues of approximately $185 million and $168 million for the years ended December 31, 2005 and 2004, respectively. We account for significant intersegment transactions as if the transactions were to third parties, that is, at estimated current market prices. The majority of the intersegment revenues and cost of revenues are between Travelocity and Sabre Travel Network, consisting mainly of incentives paid to Travelocity for Travelocity transactions processed through the Sabre GDS, data processing fees and transaction fees paid by Travelocity to Sabre Travel Network (including for transactions processed through the Sabre GDS), and fees paid by Sabre Travel Network to Travelocity for corporate trips booked through Travelocity's online booking technology. In addition, Sabre Airline Solutions pays fees to Travelocity for airline trips booked through Travelocity's online booking technology. All intersegment revenues and corresponding cost of revenues have been eliminated in consolidation.

        Total revenues (including intersegment revenues) for the year ended December 31, 2005 increased approximately $408 million, or 17.7%, as compared to the year ended December 31, 2004, from $2,299 million to $2,707 million.

        Total cost of revenues (including intersegment cost of revenues) for the year ended December 31, 2005 increased $233 million, or 16.1%, as compared to the year ended December 31, 2004, from $1,440 million to $1,673 million.

Sabre Travel Network

	Year Ended December 31,
	2005	2004	change	% change
	(thousands)
Segment revenues	$1,615,820	$1,552,832	$62,988	4.1%
Cost of revenues	1,120,071	1,004,236	115,835	11.5%
Amortization of purchased technology	4,835	9,325	(4,490)	(48.2)%

Gross profit	490,914	539,271	(48,357)	(9.0)%
Selling, general & administrative	254,965	260,083	(5,118)	(2.0)%
Amortization of intangible assets	12,498	9,282	3,216	34.6%

Operating income	$223,451	$269,906	$(46,455)	(17.2)%

Revenues

        The increase in revenues is due to the following:

  •
  Transaction revenue increased by $46 million or 3.5%. The increase includes a $49 million increase resulting from higher transaction volumes and a $3 million decrease driven by a lower average rate per transaction, due to growth in lower-priced, non-traditional transactions. Total transactions were 343 million for the year ended December 31, 2005, an increase of 3.7% from 330 million transactions in 2004.

  •
  Subscriber revenue decreased by $18 million, reflecting the trend towards the adoption of third-party equipment.

  •
  Other revenues increased by $35 million compared to 2004, driven primarily by a $20 million increase in SynXis hotel reservations revenue (SynXis was acquired in 2005) and $7 million increase in equity income and transaction processing revenue from our joint ventures. In addition, other revenue increased approximately $8 million due to the Sabre®Hotel SpotlightSM and introduction of our Sabre®SurroundSM program.

Cost of Revenues

        The increase in cost of revenues for the twelve months ended December 31, 2005, as compared to the twelve months ended December 31, 2004, includes increases in technology related spending of $26 million as a result of the expiration of contractual credits of $14 million and $12 million as a result of increased transaction volume and the continued implementation of our open system pricing and shopping engine. Subscriber support costs increased $38 million, driven almost entirely by growth in subscriber incentives as a result of the year over year growth in transaction volume and a higher average incentive rate per transaction compared to the prior year. Other cost of revenue increases include $29 million related to continued investment in new businesses and new business models such as

SynXis, Jurni Network and Hotel Spotlight, $8 million for fulfillment costs for GetThere trips as a result of year over year volume growth, $4 million due to severance related primarily to our second quarter reorganization of our software development group, $3 million due to depreciation and amortization and $8 million of other expenses.

Selling, General and Administrative Expenses

        The decrease in selling, general and administrative expenses for the twelve months ended December 31, 2005, as compared to the twelve months ended December 31, 2004, was primarily driven by a $10 million reduction in non-income tax accruals due to events occurring that decreased our potential liabilities for taxes and associated interest. This decrease was offset by an increase in legal and other professional fees of $2 million due to an effort to settle litigation and an increase in other expenses of $3 million.

Amortization of Intangible Assets (Including Amortization of Purchased Technology)

        Amortization of intangible assets decreased due to intangibles that fully amortized in 2005 offset partially by increased amortization expense from newly acquired entities.

Operating Income

        The decline in operating income was largely the result of increased technology and incentive expenses and continued investments in new businesses and new business models that exceeded our revenue growth.

Travelocity

	Year Ended December 31,
	2005	2004	change	% change
	(thousands)
Segment revenues	$829,878	$502,549	$327,329	65.1%
Cost of revenues	354,910	224,386	130,524	58.2%
Amortization of purchased technology	13,593	21,077	(7,484)	(35.5)%

Gross profit	461,375	257,086	204,289	79.5%
Selling, general & administrative	449,755	273,189	176,566	64.6%
Amortization of intangible assets	14,463	4,395	10,068	229.1%

Operating loss	$(2,843)	$(20,498)	$(17,655)	(86.1)%

        The following are important to understanding the comparability of the results of operations between 2005 and 2004 for our Travelocity segment:

  •
  In October of 2004, we acquired sole control of the non-German operations of Travelocity Europe, purchasing 50% of these entities. The remaining 50% that we already owned indirectly through the Travelocity Europe joint venture was distributed to us by the joint venture so that we now directly own 100% of these entities. Since this acquisition, we have been consolidating the results of Travelocity Europe, whereas prior to October 2004, 50% of these results were recorded as a reduction to other revenues as equity losses.

  •
  The results of lastminute.com are included in our financial results from the date of the acquisition on July 20, 2005.

  •
  North America, when referred to below, represents all operations in North America and also includes our Zuji joint venture in Asia.

Revenues

        Transaction revenue, including Travelocity Europe in 2005 and lastminute.com since the acquisition, increased $295 million, or 69.1%, primarily driven by a $252 million increase in non-air transaction revenue (including revenue resulting from sales of package offerings that include air travel as a component) and a $43 million increase in stand-alone air transaction revenue.

        The $252 million increase in non-air transaction revenue consisted primarily of the following:

  •
  $158 million related to the acquisitions of Travelocity Europe and lastminute.com.

  •
  $94 million related to North America driven primarily by a $50 million increase in packaged trip revenue, a $36 million increase in stand-alone hotel revenue, both of which were driven by higher transaction volumes, and a $7 million increase in Showtickets.com revenue which we only owned for part of 2004. All other North American non-air transaction revenue increased $1 million.

        The $43 million increase in stand-alone air transaction revenue was primarily due to a $29 million increase resulting from the acquisitions of lastminute.com and Travelocity Europe. North American stand-alone air transaction revenue increased by $14 million driven by strong volume growth.

        Non-transaction revenue increased $32 million, or 42.5%, consisting primarily of the following:

  •
  $22 million related to the acquisitions of Travelocity Europe and lastminute.com which includes the $13 million favorable impact of reduced joint venture equity method losses that resulted from the Travelocity Europe acquisition, and $9 million of advertising revenue.

  •
  $10 million related to North America driven primarily by corporate revenue of $10 million (fees paid by Sabre Travel Network and Sabre Airline Solutions to Travelocity for trips booked through Travelocity's online booking technology) and an increase in incentive payments from our processing vendor related to volume growth in our net rate hotel product offset by a decline in advertising revenue.

Cost of Revenues

        The increase in cost of revenues includes $84 million from the acquisitions of lastminute.com, Travelocity Europe, Showtickets.com and the consolidation of Zuji, which we either did not own or consolidate in 2004 (lastminute.com and Zuji) or we owned for only part of 2004 (Travelocity Europe and Showtickets.com). In addition, $45 million of the increase is associated with the volume growth of our published, net rate hotel and packaged trip programs, as explained above in transaction revenue. The $45 million increase includes a $28 million increase in expenses associated with a rate increase for net rate credit card transactions and an increase in service compensation and a $17 million increase in customer service costs. The remaining $2 million increase in cost of revenues is primarily due to a software write-off associated with upgrading to a new platform at Travelocity Business.

Selling, General and Administrative Expenses

        The increase in selling, general and administrative expenses includes $143 million from lastminute.com, Travelocity Europe, Showtickets.com and Zuji and $24 million due to increased advertising and customer acquisition costs to drive additional travelers to our North American websites. Headcount-related expenses increased by $7 million driven by growth in our North American business. Other selling, general and administrative expenses increased $3 million.

Amortization of Intangible Assets (Including Amortization of Purchased Technology)

        Amortization of intangible assets increased $3 million in total due to the amortization of intangibles related to the acquisition of lastminute.com partially offset by other intangible assets becoming fully amortized in 2004.

Operating Loss

        Operating loss decreased due to strong revenue growth in North America, which offset the incremental losses resulting from our acquisition of lastminute.com and Travelocity Europe.

Sabre Airline Solutions

	Year Ended December 31,
	2005	2004	change	% change
	(thousands)
Segment revenues	$260,812	$243,470	$17,342	7.1%
Cost of revenues	176,713	176,902	(189)	(0.1)%
Amortization of purchased technology	544	1,651	(1,107)	(67.1)%

Gross profit	83,555	64,917	18,638	28.7%
Selling, general & administrative	42,330	50,026	(7,696)	(15.4)%
Amortization of intangible assets	2,294	1,149	1,145	99.7%

Operating income	$38,931	$13,742	$25,189	183.3%

Revenues

        The increase in revenues was driven primarily by a $16 million increase in airline reservations hosting revenue driven by higher volumes from adding new customers as well as volume growth from our existing customer base. Additionally, consulting revenues increased $7 million due to certain contractual objectives being met and an increase in customer engagements, and product revenue increased $4 million as a result of higher demand for our products. This growth was offset by a $10 million decline in our low-margin, custom-developed software business due to decreased demand.

Cost of Revenues

        The slight decrease in cost of revenues is due to a $10 million decrease in development labor expenses caused primarily by a decline in demand in our low-margin, custom-developed software business. Additionally, headcount-related expenses decreased $7 million driven by an increase in capitalized salaries and an increased utilization of global sourcing. These decreases were offset by a $4 million increase in variable compensation due to more favorable performance, a $4 million increase in data processing cost primarily due to transaction volume growth, a $3 million increase in communications expenses caused by an increase in data network rates, a $2 million increase in amortization of internally-developed software and project delivery costs due to higher capitalized balances, and a $1 million increase in services purchased due primarily to the outsourcing of training and other services. Additionally, other expenses increased $2 million.

Selling, General and Administrative Expenses

        The decrease in selling, general and administrative expenses was driven by a $10 million decrease in bad debt expense caused by the receipt of payments on accounts that had been previously reserved. This decrease was somewhat offset by increases in other expenses of $2 million.

Amortization of Intangible Assets (Including Amortization of Purchased Technology)

        Amortization of intangible assets increased due to amortization associated with the acquisition of Rocade in August 2004, partially offset by other intangible assets becoming fully amortized in 2004.

Operating Income

        The increase in operating income was primarily driven by higher revenues and favorable collection results.

        The following section describes our results of operations on a consolidated basis for non-operating income and expense items:

	Year Ended December 31,
	2005	2004	change	% change
	(thousands)
Operating income	$260,873	$258,730	$2,143	0.8%
Interest income	22,411	15,154	7,257	47.9%
Interest expense	(53,075)	(26,862)	26,213	97.6%
Gain on sale of investments	27,132	—	27,132	100.0%
Loss on derivative instruments	(8,248)	—	8,248	100.0%
Other, net	(4,378)	10,039	(14,417)	(143.6)%
Less: Provision for income taxes	72,563	66,642	5,921	8.9%

Net Earnings	$172,152	$190,419	$(18,267)	(9.6)%

Interest Income

        Interest income increased due primarily to higher interest rates on short-term investments and loans receivable, as well as interest on an $11 million loan receivable from Zuji Holdings Limited issued on January 18, 2005.

Interest Expense

        Interest expense increased $26 million, primarily from the bridge credit facility we entered into on May 12, 2005, in order to provide temporary financing in connection with the lastminute.com acquisition and to satisfy legal requirements for certainty of funding for the acquisition.

Gain on Sale of Investments

        In March 2005, we sold our interest in Karavel SA, a French tour operator and recorded a $21 million gain. Additionally, we recognized a $7 million gain on the sale of our remaining interest in Travelocity Europe that we did not acquire. These gains were offset by a $1 million loss on the conversion of a note receivable and warrants from TRX.

Loss on Derivative Instruments

        When the lastminute.com acquisition was initially announced in May 2005, we purchased currency options for $10 million, which gave us the right to purchase GBP and EUR currencies at a fixed USD rate near the closing date of the transaction. This capped our foreign exchange exposure on the acquisition. Due to the strengthening of the USD against these currencies, the USD acquisition price decreased $67 million from the time we purchased the options. The options therefore expired with no value. As a result, we recorded a $10 million loss on the premium paid for the options. When the acquisition was approved by shareholders and bondholders, the acquisition became highly certain, and we entered into forward contracts obligating us to purchase GBP 578 million and EUR 115 million, which locked in the lower USD price of the acquisition of lastminute.com. The USD weakened slightly subsequent to the purchase of these forwards resulting in a gain on the forwards of $2 million.

Other, net

        Other, net decreased due to a $15 million loss resulting from a litigation settlement with Northwest Airlines offset by minority interest income of $8 million, primarily due to our consolidation of Zuji in the fourth quarter of 2005 and other income of $3 million. In 2004, we had a $6 million gain from settling a contract dispute.

Income Taxes

        The provision for income taxes increased primarily due to a $6 million reduction of tax benefits associated with our foreign operations. Other changes include a reduction in income taxes of $4 million related to a decrease in pre-tax income between periods offset by additional state income tax expense of $2 million. Also included in 2005 is a reversal of previously accrued taxes of $21 million related to contingencies that no longer meet the standards for accrual under Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. In particular, we released $16 million of previously accrued taxes due to the expiration of certain statutes of limitation and $5 million of previously accrued taxes due to the final resolution of certain issues related to a tax audit. In 2004, we had reversed previously accrued taxes of $23 million. Our effective tax rate for 2005 prior to the reversal was 38%. Our effective tax rate for 2004 prior to the reversal was 35%. See note 10 to the consolidated financial statements in our 2005 Form 10-K for additional information regarding income taxes.

Net Earnings

        Net earnings decreased by $18 million despite growth in our operating income of $2 million. The decrease was primarily due to $26 million more in interest expense in 2005 due to our bridge credit facility used to provide temporary financing for our acquisition of lastminute.com and our $8 million net loss on derivative instruments also related to our acquisition of lastminute.com. Gains from the sale of our Karavel investment and higher interest income only partially offset these other increases in expenses. In addition, 2004 contains a $6 million gain resulting from a contract dispute.

DESCRIPTION OF NOTES

        The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the "debt securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following summary of the notes is qualified in its entirety by reference to the indenture referred to in the accompanying prospectus.

        We will issue the notes under the indenture dated August 3, 2001 and a second supplemental indenture to be dated March     , 2006, (together, the "indenture") between us and SunTrust Bank, a national banking corporation associated under the laws of the State of Georgia, as trustee.

        As used in this "Description of Notes" section, "we," "us" and "our" means Sabre Holdings Corporation and not any of its subsidiaries.

General

        The notes will constitute a separate series of debt securities under the indenture, initially limited to $400 million aggregate principal amount. The notes will mature on                 , 2016, referred to as the "Maturity Date." We will issue the notes in fully registered book-entry form only, without coupons, in minimum aggregate principal amounts of $2,000 and integral multiples of $1,000 for amounts in excess of $2,000. Each note will bear interest at the rate of      % from March     , 2006 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on            and            of each year (each, an "Interest Payment Date"), commencing                  , 2006 to the persons in whose names such notes are registered at the close of business on the date fifteen days prior to such Interest Payment Date. Payment of principal and interest will be made in U.S. dollars.

        If any Interest Payment Date, date of redemption (the "Redemption Date") or Maturity Date of any of the notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the date payment is made. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The notes will not be entitled to the benefit of any sinking fund.

        We may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series of notes under the indenture.

Ranking

        The notes will be our unsubordinated, unsecured obligations. Payment of the principal and interest on the notes will rank equally in right of payment with all of our existing and future unsubordinated and unsecured indebtedness, and to the extent that we incur subordinated indebtedness in the future, will rank senior in right of payment to any such subordinated indebtedness. To the extent that we have, or will incur in the future, secured indebtedness, the notes will be effectively subordinated to our secured indebtedness to the extent of the value of our assets securing such indebtedness.

        As of December 31, 2005, we had:

  •
  no unsecured indebtedness that would rank senior to the notes;

  •
  approximately $1,226 million of unsecured indebtedness that would rank equally in right of payment with the notes;

  •
  no indebtedness that would rank junior to the notes; and

  •
  approximately $159 million of secured indebtedness.

The approximately $1,226 million of our unsecured indebtedness outstanding as of December 31, 2005 includes the $800 million bridge credit facility to which we made a $100 million repayment on February 16, 2006 and that will additionally be repaid in part from the proceeds of the offering of the notes. See "Capitalization" on page S-7 of this prospectus supplement.

        Nearly all of our operations are conducted through our subsidiaries. Accordingly, our cash flow and ability to service debt, including the notes, are entirely dependent on the earnings of our subsidiaries and the distribution of those earnings to us or upon the payment of funds by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available for such payments, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon earnings of our subsidiaries, and are subject to various business considerations.

        Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the resulting right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would be effectively subordinated to claims of that subsidiary's creditors having security interest in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by us. As of December 31, 2005, our subsidiaries had approximately $1,503 million of indebtedness and other liabilities outstanding. The indenture contains no limits on the ability of our subsidiaries to incur additional debt or other liabilities.

Optional Redemption

        The notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of notes then outstanding, or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus     basis points, as calculated by an Independent Investment Banker plus, in either of the above cases, accrued and unpaid interest thereon to the Redemption Date.

        "Adjusted Treasury Rate" means, with respect to any Redemption Date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

        The Adjusted Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes ("Remaining Life").

        "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means:

  •
  each of Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

  •
  any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

        We will mail a notice of redemption not less than 30 nor more than 60 days before the Redemption Date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

  Restrictions on secured debt

        If we or any of our domestic subsidiaries incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, we will secure, or cause such domestic subsidiary to secure, the notes equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured, unless after giving effect to it the aggregate amount of all secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties, would not exceed 15% of our consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

  •
  mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a domestic subsidiary; provided that such mortgages or liens are not incurred in anticipation of such corporation becoming a domestic subsidiary;

  •
  mortgages in favor of us or any of our domestic subsidiaries;

  •
  mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

  •
  mortgages on property, shares of stock or debt existing at the time of acquisition, including acquisition through merger or consolidation, purchase money mortgages and construction cost mortgages existing at or incurred within 120 days of the time of acquisition;

  •
  mortgages existing on the first date on which the notes are authenticated by the trustee;

  •
  mortgages incurred in connection with pollution control, industrial revenue or similar financings; and

  •
  any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list, inclusive; provided that the principal amount of debt secured by such mortgage shall not be increased.

  Restrictions on sales and leasebacks

        Neither we nor any of our domestic subsidiaries may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless:

  •
  We or the domestic subsidiary could incur a mortgage on the property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the notes; or

  •
  We, within 120 days after the sale or transfer by us or any domestic subsidiary, applies to the purchase of other property that constitutes a principal domestic property or the retirement of our or any domestic subsidiary's funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

  (1)
  the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

  (2)
  the attributable debt with respect to such sale and leaseback transaction.

        The following are the meanings of terms that are important in understanding the restrictive covenants previously described:

          "Attributable debt" means, in connection with a sale and leaseback transaction involving a lease with an original term of more than 12 months, (1) the present value of the total net amount of rent required to be paid under such lease during the remaining term of the lease (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such a rate, the weighted average interest rate per year borne by the notes compounded semi-annually, or (2) if the obligation with respect to such sale and leaseback transaction is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

          "Consolidated net assets" means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on our most recent consolidated balance sheet and prepared in accordance with generally accepted accounting principles.

          "Domestic subsidiary" means a subsidiary of ours which owns a principal domestic property and transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico. The term does not include any subsidiary which is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property.

          "Principal domestic property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for information processing, research or housing hardware or software required for information processing, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by us or one of our subsidiaries and having a net book value in excess of 1% of our consolidated net assets, other than any such building, structure or other facility or a portion which our principal executive officer, president and principal financial officer determine in good faith is not of material importance to the total business conducted or assets owned by us and our subsidiaries as an entirety.

          "Subsidiary" means any corporation, association or other business entity of which more than 50% of the outstanding voting interests is owned directly or indirectly by us or by one or more other subsidiaries or by us and one or more subsidiaries.

          "Voting interests" means, with respect to any corporation, association or other business entity (each, a "person"), any and all shares, interests, participations or other equivalents in equity of such person, ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

Events of Default

        The events of default for the notes are specified beginning on page 11 of the accompanying prospectus.

Consolidation, Merger and Sale of Assets

        We will not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person unless:

  •
  the successor is a corporation organized under the laws of any U.S. jurisdiction;

  •
  the successor corporation assumes our obligations on the notes and under the indenture; and

  •
  after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing.

Book-Entry System, Form and Delivery

        The notes will be represented by one or more global securities registered in the name of Cede & Co., the nominee of the Depository Trust Company ("DTC").

        Investors may elect to hold interests in the notes represented by the registered global securities held by DTC through Clearstream Banking, société anonyme ("Clearstream"), or Euroclear Bank S.A./

N.V., as operator of the Euroclear System (the "Euroclear operator"), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold interests in the registered global securities in customers' securities accounts in the depositaries' names on the books of DTC.

        DTC is a limited-purpose trust company organized under New York banking law, a "banking organization" within the meaning of New York banking law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to indirect participants in DTC such as securities brokers and dealers, banks and trust companies that clear through, or maintain a custodial relationship with, a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission (the "SEC").

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Purchases of the notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' respective records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the notes except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all notes deposited with DTC by participants in DTC will be registered in the name of Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        Payments of principal and interest on the notes will be made to Cede & Co. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of each participant and not of DTC, the underwriters, the trustee, or our company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee. Disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the notes is the responsibility of direct and indirect participants in DTC.

        DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered.

        We will not have any responsibility or obligation to participants in DTC or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any direct or indirect participant with respect to any ownership interest in the notes, or with respect to payments to or providing of notice for the direct participants, the indirect participants or the beneficial owners of the notes.

        The information contained herein under the caption "Description of Notes—Book-Entry System, Form and Delivery" concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriters, dealers or agents take responsibility for the accuracy or completeness thereof.

Global Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC's participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in the notes received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream customers or Euroclear participants on the business day following the DTC settlement date. Cash received in Clearstream or the Euroclear System as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

        Clearstream.    Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers, "Clearstream customers," and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream provides to Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer. Clearstream has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream and the Euroclear operator.

        Distributions with respect to the notes held through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Euroclear.    The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

        The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

        The Euroclear operator provides Euroclear participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing and related services.

        Non-participants of Euroclear may acquire, hold and transfer book-entry interests in securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of the notes. This discussion addresses only certain U.S. federal income tax considerations that may be relevant to those beneficial owners who hold the notes as capital assets and does not address all of the U.S. federal income tax considerations that may be relevant to a beneficial owner of the notes. For example, this discussion does not address tax considerations applicable to beneficial owners to whom special tax rules may apply, including brokers, dealers in securities or currencies, banks, financial institutions, tax-exempt entities, regulated investment companies, real estate investment trusts, governmental entities, insurance companies, persons liable for alternative minimum tax, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, U.S. expatriates, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, controlled foreign corporations, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, as the case may be, and traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings. The following discussion does not address any foreign tax considerations, U.S. state or local tax considerations or other U.S. federal tax considerations, such as the potential application of estate and gift taxes.

        This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code, all as in effect as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect. This discussion does not address tax considerations regarding the purchase, ownership, or disposition of the notes by beneficial owners of the notes other than those beneficial owners who acquired their notes in this offering at the initial offering price.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

U.S. Holders

        As used herein, "U.S. Holder" means a beneficial owner of the notes that is:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the law of the United States or of any political subdivision thereof;

  •
  an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial trust decisions or (ii) the trust was in existence on August 20, 1996, and it has validly elected to continue to be treated as a U.S. person within the meaning of the Code.

Interest

        Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

        A U.S. Holder generally will recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the note. Capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note will be long-term capital gain or loss if the U.S. Holder's holding period for the note is more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information reporting will generally apply to payments of interest on the notes and to the proceeds of the sale of the notes, other than payments to certain exempt recipients, such as corporations.

        In addition, a U.S. Holder may be subject to backup withholding when such beneficial owner receives interest on the notes or upon receipt of the proceeds from the sale or other taxable disposition of such notes. Certain beneficial owners (including, among others, corporations) are generally not subject to backup withholding. A U.S. Holder may be subject to backup withholding if such beneficial owner fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements.

        Backup withholding is not an additional tax. Any amounts withheld may be allowed as a credit against a U.S. Holder's U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service (or IRS).

Non-U.S. Holders

        A "non-U.S. Holder" means a beneficial owner of the notes that is not a U.S. Holder.

Interest

        Interest paid to a non-U.S. Holder in respect of the notes generally will not be subject to withholding of U.S. federal income tax provided that:

  •
  Such beneficial owner does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  Neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of notes is a "United States person" within the meaning of the Code;

  •
  Such beneficial owner is not a controlled foreign corporation within the meaning of the Code that is related to us through stock ownership; and

  •
  Such beneficial owner satisfies certain certification requirements. A beneficial owner will generally satisfy such certification requirements if it certifies, under penalties of perjury, that it is not a United States person.

        Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding of U.S. federal income tax on interest if it is entitled to benefits under a tax treaty between the United States and the non-U.S. Holder's country of residence and satisfies certain certification requirements.

        If a non-U.S. Holder is engaged in a trade or business in the United States (or, if a tax treaty applies, if the non-U.S. Holder maintains a permanent establishment within the United States) and the interest on the notes is effectively connected with the conduct of that trade or business (or, if a tax treaty applies, attributable to that permanent establishment), such non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if such non-U.S. Holder were a U.S. Holder. Furthermore, any such interest income will not be subject to withholding of U.S. federal income tax if the non-U.S. Holder satisfies certain certification requirements. In addition, a non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or, if a tax treaty applies, such lower rate as the treaty provides) branch profits tax.

Sale or Other Taxable Disposition of the Notes

        Any gain realized by a non-U.S. Holder on the sale or other disposition of a note generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States (or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder within the United States); or

  •
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding

        Payment of interest on the notes or payment of the proceeds of a sale, redemption, exchange, retirement or other taxable disposition of the notes may be subject to backup withholding unless the beneficial owner certifies, as described above, to a U.S. custodian, nominee or paying agent that it is not a United States person or that it is eligible for another exemption. In addition, information reporting may still apply to payments of interest even if certification is provided and the interest is exempt from withholding of U.S. federal income tax. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply if the broker has certain connections to the United States.

        Non-U.S. Holders should consult their tax advisors regarding application of withholding and backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from withholding and backup withholding under the Code and current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. Backup withholding is not an additional tax and a taxpayer may use amounts withheld as a credit against such taxpayer's U.S. federal income tax liability provided that the required information is furnished to the IRS.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Name	Principal Amount of the Notes
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total	$400,000,000

        The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any are taken.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, which we refer to in this prospectus supplement as the Securities Act.

        Notes sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to dealers may be sold at a discount from the initial offering price of up to    % of the principal amount of notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial offering price of up to    % of the principal amount of notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

        The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering, and proceeds before expenses to us.

	Paid by Us	Proceeds Before Expenses
Per note	$	$

Total	$	$

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. As an additional means of facilitating the offering, the underwriters may bid for or purchase notes in the open market to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

  (a)
  at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of notes to the public" in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

        Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

        From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking, commercial banking and other financial services to us. Affiliates of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are lenders under our bridge credit facility and we will use the proceeds of this offering to repay part of our remaining borrowings outstanding under that facility. Because affiliates of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. will receive more than 10% of the net proceeds of this offering as lenders under our bridge credit facility, this offering is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc., or the NASD.

LEGAL MATTERS

        Alston & Bird LLP will pass upon the validity of the notes on our behalf. Davis Polk & Wardwell will pass upon certain legal matters with respect to the notes on behalf of the underwriters.

EXPERTS

        Our consolidated financial statements and the related consolidated financial statement schedule as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in our annual report on Form 10-K for the fiscal year ended December 31, 2005, incorporated by reference in this prospectus supplement and accompanying prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. The consolidated financial statements of lastminute.com plc as of September 30, 2004 and for the year then ended included in the current report on Form 8-K dated and filed on July 20, 2005, as amended by the current report on Form 8-K/A filed on October 5, 2005, incorporated by reference in this prospectus supplement and accompanying prospectus, have been audited by Ernst & Young LLP in the United Kingdom, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus supplement and the accompanying prospectus by referring you to publicly filed documents that contain the omitted information.

        You may read and copy the information that we incorporate by reference in this prospectus supplement and the accompanying prospectus as well as other reports, proxy statements and other information that we file with the SEC at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the SEC.

        The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering of the notes has been completed (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act):

  •
  Our Current Report on Form 8-K dated and filed on July 20, 2005, as amended by our Current Report on Form 8-K/A filed on October 5, 2005;

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

  •
  Our Current Report on Form 8-K dated January 30, 2006 and filed on February 3, 2006; and

  •
  Our Current Report on Form 8-K dated March 6, 2006, and filed on March 7, 2006.

        You may also request a copy of the information we incorporate by reference in this prospectus supplement and the accompanying prospectus at no cost by writing or telephoning us at Sabre Holdings Corporation, Attention: Corporate Secretary, 3150 Sabre Drive, Southlake, Texas 76092, (682) 605-1000.

        These reports, proxy statements and other information may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us is also available on our web site at www.sabre.com. Information on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Sabre Holdings Corporation

Debt Securities,
Preferred Stock, Depositary Shares,
Class A Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units
and Related Guarantees of Sabre Inc.

Trust Preferred Securities of SHC Capital Trust I,
SHC Capital Trust II and SHC Capital Trust III
and Related Trust Debt Securities
and Guarantees of Sabre Holdings Corporation

Units of These Securities

$1,000,000,000

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "TSG."

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 3, 2003

TABLE OF CONTENTS

Forward-Looking Statements	i
Risk Factors	1
Sabre	5
The Trusts	6
Securities We May Offer	8
Use of Proceeds	9
Ratio of Earnings to Fixed Charges	9
Description of Debt Securities	10
Description of Class A Common Stock, Preferred Stock and Depositary Shares	14
Description of Warrants	19
Description of Stock Purchase Contracts and Stock Purchase Units	20
Description of Units	21
Description of Trust Preferred Securities	21
Plan of Distribution	32
Legal Matters	33
Experts	33
Where You Can Find More Information	33
Incorporation of Certain Documents by Reference	34

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, budgets, forecasted revenue or earnings growth, cost estimates, expected operating margins or cash flow, future bookings outlook and technology adoption trends and objectives of management are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "could," "project," "potential," "plan," "forecast," "expect," "should," "would," "intend," "estimate," "anticipate," "believe," "continue" or similar terminology. The expectations reflected in forward-looking statements may prove to be incorrect. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including but not limited to the risk factors contained in the section entitled "Risk Factors."

        All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by factors that could cause our actual results to differ materially from our expectations. We undertake no obligation to update publicly or revise any forward-looking statements.

i

        Unless the context otherwise requires, the terms "we", "us", and "our" refer to Sabre Holdings Corporation, a Delaware corporation, and its predecessors and direct and indirect subsidiaries.

RISK FACTORS

General

        Risks associated with an investment in our securities, and with achieving the forward-looking statements in this report, our news releases, our Web sites, public filings, investor and analyst conferences and elsewhere, include, but are not limited to, the risk factors described below. Any of the risk factors described below could have a material adverse effect on our business, financial condition or results of operations. We may not succeed in addressing these challenges and risks.

Our revenues are highly dependent on the travel and transportation industries, and particularly on the airlines, and a prolonged substantial decrease in travel bookings volumes could adversely affect us.

        Most of our revenue is derived from airlines, hotel operators, car rental companies and other suppliers in the travel and transportation industries. Our revenue increases and decreases with the level of travel and transportation activity and is therefore highly subject to declines in or disruptions to travel and transportation. The travel industry is seasonal and our revenue varies significantly from quarter to quarter. Factors that may adversely affect travel and transportation activity include:

  •
  the war in Iraq,

  •
  price escalation in travel-related industries,

  •
  airline or other travel-related labor action,

  •
  political instability and other future hostilities and war,

  •
  inclement weather,

  •
  fuel price escalation,

  •
  increased occurrence of travel-related accidents,

  •
  acts of terrorism,

  •
  economic downturns and recessions and

  •
  the financial condition of travel suppliers.

        The September 11, 2001 terrorist attacks on New York and Washington, and the economic downturn that preceded and was worsened by the attacks, may continue to adversely affect us and the travel industry. Additionally, the war in Iraq, the possibility of further terrorist attacks, hostilities and war, the financial instability of many of the air carriers and delays resulting from added security measures at airports may continue to adversely affect the travel industry. Airlines may reduce the number of their flights, making less inventory available to us. Several major airlines are experiencing liquidity problems and some have sought bankruptcy protection. Travelers' perceptions of passenger security or airlines' financial stability may have an adverse effect on demand. A prolonged substantial decrease in travel bookings volumes could have an adverse impact on our financial performance, operations, liquidity, or capital resources and could impair our ability to recover the carrying value of certain of our assets, including capitalized software, other intangible assets and goodwill.

We face competition from established and emerging travel distribution channels, which could divert customers to our competitors and adversely affect our results of operations.

        Our business includes channels of distribution that target the travel agency, corporate-direct and consumer-direct segments of the global travel distribution market. In all of these distribution channels, we face significant competitors, many of whom are aggressively seeking to divert our customers away from traditional distribution methods. In the travel agency channel, our Sabre global distribution system competes primarily against other large and well-established global distribution systems, including those operated by Amadeus, Gailileo and Worldspan. In addition, we face competition in the travel agency channel from travel suppliers that distribute directly to travel agencies and from other companies. In the corporate-direct channel, our GetThere business competes against similar products offered by Amadeus, Galileo, Worldspan and travel agencies. Some competitors market business travel systems that are bundled with financial and other non-travel software systems that we do not offer. As a result, our customers may choose to use our competitors' bundled products and services, which would reduce the revenue we otherwise would have earned from these customers. In the consumer-direct channel, our Travelocity product competes not only against similar products offered by affiliates of Amadeus, Galileo and Worldspan, but also with a large number of travel Web sites, including those operated by travel suppliers and by Expedia, Hotwire and Orbitz. Consolidation among travel suppliers, including airline mergers, may increase competition from distribution channels related to those suppliers and place more negotiating leverage in the hands of those suppliers. If we are unable to compete effectively, competitors could divert our customers away from our travel distribution channels and, unless we substitute alternative revenue streams, it could adversely affect our results of operations.

Some travel suppliers are aggressively seeking to bypass our travel distribution channels, which may have the effect of adversely affecting our results of operations.

        Some travel suppliers are aggressively seeking to decrease their reliance on global distribution systems such as our Sabre system. Airlines and other travel suppliers have significant ownership stakes in some of our global distribution system competitors, such as Amadeus, Galileo and Worldspan. Various airlines and hotels have established their own travel distribution Web sites. Several airlines and hotels have formed joint ventures that offer multi-supplier travel distribution Web sites (such as Orbitz in the United States and Opodo in Europe). Many of these travel suppliers offer discounted prices when their products and services are purchased from these supplier-related Web sites. Many of these discounted prices have not been made available to us. These pricing differences may have the effect of diverting customers from our distribution system to supplier-related Web sites.

Consolidation in the travel agency industry and increased competition for travel agency subscribers may result in increased expenses, lost bookings and reduced revenue.

        The absolute and relative size of our travel agency subscriber base is important to our success. Some travel suppliers have reduced or eliminated commissions paid to travel agencies (including consumer direct travel sites like Travelocity). The loss of commissions causes travel agencies to become more dependent on other sources of revenues, such as traveler-paid services fees and GDS-paid incentives. The reduction or elimination of supplier-paid commissions has forced some smaller travel agencies to close or to combine with larger travel agencies. Although we have a leading share of large travel agencies, competition is particularly intense among global distribution systems for larger travel agency subscribers. Consolidation of travel agencies may result in increased competition for these subscribers. Some of our competitors aggressively pay economic incentives to travel agencies to obtain business. In order to compete effectively, we may need to increase incentives, pre-pay incentives, increase spending on marketing or product development, or make significant investments to purchase strategic assets. If we do not retain subscribers representing a significant percentage of historic bookings through our global distribution system, our booking fee revenues would decrease.

Airlines that are divesting their ownership of global distribution systems might limit their participation in our global distribution system services, which would adversely affect our booking fee revenue and our results of operations.

        Rules in the U.S., Canada, the European Union and Peru govern computer reservation systems such as our Sabre global distribution system. Airlines (such as British Airways, United Airlines, US

Airways and Continental Airlines) that divest their ownership of global distribution systems may not be subject to these rules, which would otherwise require them to make their inventory available in our global distribution system in a non-discriminatory manner. We could be adversely affected by a decision by one or more large airlines to discontinue or limit their distribution of inventory through global distribution systems. Losing access to their inventory would make our global distribution system less attractive to travel agencies and travel purchasers, which could reduce our booking fee revenue. In order to gain access to inventory, it might become necessary for us to reduce the fees charged to suppliers, which could reduce our booking fee revenue.

Some of our competitors in the business are well funded, which may give these competitors a competitive advantage that could adversely affect our results of operations.

        Some of our competitors are owned by companies that are larger than us and that may have better access to capital than we do. This may afford them the ability to take advantage of more business opportunities, including acquisitions, business combinations and strategic alliances. They may have greater resources to enable them to finance strategic transactions and research and development in the business. These competitive advantages could allow our competitors to offer products and services for less than we can, which could reduce demand for our products and services and adversely affect our results of operations.

We may be unsuccessful in pursuing and integrating business combinations and strategic alliances, which could result in increased expenditures or cause us to fail to achieve anticipated cost savings or revenue growth.

        We plan to continue to examine possible business combinations, investments, joint ventures or other strategic alliances with other companies in order to maintain and grow revenue and market presence. There are risks inherent in these types of transactions such as: difficulty in assimilating the operations, technology and personnel of the combined companies; disruption of our ongoing business, including loss of management focus on existing businesses and other market developments; problems retaining key technical and managerial personnel; expenses associated with amortization of identifiable intangible assets; additional operating losses and expenses of acquired businesses; impairment of relationships with existing employees, customers and business partners; and fluctuations in value and losses that may arise from equity investments. In addition, we may not be able to: identify suitable candidates for business combinations and strategic investments; obtain financing or acceptable terms for such business combinations and strategic investments; or otherwise make such business combinations and strategic investments on acceptable terms.

Rapid technological changes and new distribution channels or unauthorized use of our intellectual property may render our technology obsolete or adversely affect the value of our current or future technologies to us and our customers, which could cause us to increase expenditures to upgrade our technology or develop competing products in new distribution channels and to protect them.

        New distribution channels and technology in our industry are evolving rapidly. Our ability to compete and our future results depend in part on our ability to make timely and cost-effective enhancements and additions to our technology, to introduce new products and services that meet customer demands and rapid advancements in technology and to protect our technology. Unauthorized use of our intellectual property could have a material adverse effect on us and our legal remedies may not adequately compensate us for the damages to our business caused by such use. Maintaining flexibility to respond to technological and market dynamics may require substantial expenditures and lead-time. We cannot assure you that we will successfully identify and develop new products or services in a timely manner, that products, technologies or services developed by others will not render our offerings obsolete or noncompetitive, or that the technologies in which we focus our research and development investments will achieve acceptance in the marketplace.

Our systems may suffer failures, capacity constraints and business interruptions, which could increase our operating costs and cause us to lose customers.

        Our businesses are largely dependent on the computer data centers and network systems operated by EDS. We rely on several communications service suppliers and on the global Internet to provide network access between our computer data center and end-users of our services. We occasionally experience system interruptions that make our global distribution system or other data processing services unavailable. Much of our computer and communications hardware is located in a single facility. Our systems might be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquakes, terrorist attacks, hostilities or war or similar events. Computer viruses, physical or electronic break-ins and similar disruptions affecting the global Internet or our systems might cause service interruptions, delays and loss of critical data. Problems affecting our systems could significantly diminish our reputation and brand name and prevent us from providing services. Although we believe we have taken adequate steps to address these risks, we could be harmed by outages in, or unreliability of, the data center or network systems.

Regulatory developments could limit our ability to compete by restricting our flexibility to respond to competitive conditions, which could cause our customers to be diverted to our competitors and adversely affect our revenue and results of operation.

        The U.S. Department of Transportation ("DOT") released its notice of proposed rule making ("NPRM") on November 12, 2002 as part of its comprehensive review of its rules governing computer reservation systems ("CRS") such as our Sabre global distribution system. If those rules were to become final in their current form, we would be adversely affected. In particular, the rules could facilitate efforts by the airline owners of Orbitz and Worldspan to divert travel bookings to distribution channels that they own and control. Carriers that own CRS systems would no longer be required to participate in competing systems. The proposed rules would also limit our ability to enforce certain provisions in the CRS agreements we have with both airlines and travel agents and reduce the value of marketing information sold by Sabre to airline associates. Furthermore, the proposed rules would apply to traditional CRS systems but not to travel distribution Web sites, even if they have the same functionality as a traditional CRS system and even if accessed by travel agents. The NPRM is not the final rule. We have submitted a response to the NPRM in which we urge DOT to deregulate all CRS systems, including Worldspan upon its divestiture by its airline owners. In addition, our response advises DOT that we do not believe that it has the legal power to apply any of its CRS regulations directly to CRS providers, like Sabre, that are independent of airline ownership and control. The proposed rules may be implemented with few changes, may be implemented with major changes or we may see CRS systems become completely deregulated. We do not know when the proposed regulations might become final or whether our proposals will be accepted. Our business could be adversely affected under any of the possible scenarios.

        The Commission of the European Union (the "Commission") is also engaged in a comprehensive review of its rules governing CRS systems. It is unclear at this time when the Commission will complete its review and what changes, if any, will be made to the E.U. rules. We could be unfairly and adversely affected if the E.U. rules are retained as to traditional global distribution systems used by travel agencies but are not applied to travel distribution Web sites owned by more than one airline. We could also be adversely affected if changes to any of the foregoing CRS rules increased our cost of doing business, weakened the non-discriminatory participation rules to allow one or more large airlines owning a competing CRS to discontinue or to lower its level of participation in our global distribution system, or caused us to be subject to rules that do not apply to our global distribution competitors.

We face trade barriers outside of North America that limit our ability to compete, which could require us to increase incentives, reduce prices, increase spending on marketing or product development, or otherwise to take actions that could adversely affect our results of operations.

        Trade barriers erected by non-U.S. travel suppliers, who are historically often government-owned, have on occasion prevented us from offering our products and services in their markets or have denied us content or features that they give to our competitors. Those trade barriers make our products and services less attractive to travel agencies in those countries than products and services offered by other global distribution systems that have such capability. The potential for us to add new travel agency subscribers exists primarily outside of North America. Those trade barriers have restricted our ability to gain market share outside of the U.S. Competition in those countries could require us to increase incentives, reduce prices, increase spending on marketing or product development, or otherwise to take actions that could adversely affect our results of operations.

Our international operations are subject to other risks, which may impede our ability to grow internationally and adversely affect our overall results of operations.

        We face risks inherent in international operations, such as risks of:

  •
  currency exchange rate fluctuations,

  •
  local economic and political conditions including conditions resulting from the war in Iraq,

  •
  restrictive governmental actions, such as trade protection measures, including export duties and quotas and custom duties and tariffs,

  •
  changes in legal or regulatory requirements,

  •
  import or export licensing requirements,

  •
  limitations on the repatriation of funds,

  •
  difficulty in obtaining distribution and support,

  •
  nationalization,

  •
  different accounting practices and potentially longer payment cycles,

  •
  seasonal reductions in business activity,

  •
  higher costs of doing business,

  •
  consumer protection laws and restrictions on pricing or discounts,

  •
  lack of, or the failure to implement, the appropriate infrastructure to support our technology,

  •
  lesser protection in some jurisdictions for our intellectual property,

  •
  disruptions of capital and disruptions of trading markets,

  •
  laws and policies of the U.S. affecting trade, foreign investment and loans and

  •
  foreign tax and other laws.

        These risks may adversely affect our ability to conduct and grow business internationally, which could cause us to increase expenditures and costs, decrease our revenue growth or both.

SABRE

        We are a world leader in travel commerce, providing distribution and retailing of travel products and technology solutions for the travel industry. We serve travel agents, individual travelers, companies managing business travelers and travel suppliers through our Sabre Travel Network™ (formerly Travel Marketing & Distribution), Travelocity™, GetThere™ and Sabre Airline Solutions™ (formerly Airline Solutions) business segments.

        Our principal executive offices are located at 3150 Sabre Drive, Southlake, Texas 76092, our telephone number is (682) 605-1000.

THE TRUSTS

        We created three Delaware business trusts pursuant to three trust agreements executed by us as sponsor for each trust, appointed trustees for each trust and filed a certificate of trust for each trust with the Delaware Secretary of State. The trusts are named SHC Capital Trust I, SHC Capital Trust II and SHC Capital Trust III. The trust agreement for each trust will be amended and restated prior to the issuance and sale by such trust of its trust securities, which consist of trust preferred securities and trust common securities. The original trust agreement is, and the form of the amended and restated trust agreement will be, filed as an exhibit to the registration statement of which this prospectus forms a part. The trust agreement for each trust states the terms and conditions for each trust to issue and sell its trust securities.

        Each trust will exist solely to:

  •
  issue and sell its trust securities;

  •
  use the proceeds from the sale of its trust securities to purchase and hold a series of our trust debt securities;

  •
  maintain its status as a grantor trust for federal income tax purposes; and

  •
  engage in other activities that are necessary or incidental to these purposes.

        We will purchase all of the trust common securities of each trust. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if an event of default under a trust agreement occurs, cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

        We will guarantee the trust preferred securities as described later in this prospectus.

        Trustees appointed by us, as holder of the trust common securities, will conduct each trust's business and affairs. Trust agreements will govern the duties and obligations of the trustees. Pursuant to each trust agreement, the number of trustees will initially be five, with three different functions. Three of the trustees, who are administrative trustees, will be persons who are our employees or officers or are otherwise affiliated with us. The fourth trustee, which is the Delaware trustee, will be an individual resident of the State of Delaware or a corporation which maintains a principal place of business in the State of Delaware. The Delaware trustee will serve the sole purpose of complying with certain Delaware laws. The fifth trustee will be a bank or trust company unaffiliated with us and will serve as property trustee under each trust agreement and as indenture trustee for purposes of the Trust Indenture Act of 1939. Initially, Bank of New York (Delaware) will act as the Delaware trustee. The property trustee will also act as indenture trustee under the indenture and guarantee trustee under the trust guarantee as described later in this section. We, as the holder of all the trust common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees, provided that the number of trustees will be at least three, two of which will be the administrative trustees and one of which will be the Delaware trustee.

        The property trustee will hold title to our trust debt securities held by the trust for the benefit of the holders of the trust securities, and will have the power to exercise all rights, powers and privileges as the holder of the trust debt securities under the indenture pursuant to which the trust debt securities will be issued. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the trust debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the account. The guarantee trustee will hold the guarantee by us of the trust securities for the benefit of the holders of the trust preferred securities.

        We will pay all fees and expenses related to each trust and each offering of the related trust preferred securities and will pay all ongoing costs and expenses of each trust, except such trust's obligations under the related trust securities.

        The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in each trust's trust agreement and the Delaware Business Trust Act and the Trust Indenture Act. The principal place of business of each trust is c/o Sabre Holdings Corporation, 3150 Sabre Drive, Southlake, Texas 76092. The telephone number is (682) 605-1000.

SECURITIES WE MAY OFFER

Types of Securities

        The types of securities that we may offer and sell from time to time by this prospectus are:

  •
  debt securities, which we may issue in one or more series and which may include guarantees of the debt securities by our subsidiary, Sabre Inc.;

  •
  preferred stock, which we may issue in one or more series;

  •
  depositary shares;

  •
  Class A common stock;

  •
  warrants entitling the holders to purchase Class A common stock, preferred stock, depositary shares or debt securities;

  •
  stock purchase contracts; or

  •
  stock purchase units.

        In addition, from time to time by this prospectus, one or more of the trusts may offer and sell trust preferred securities, which will include our trust guarantees. The trusts will hold our trust debt securities, which may be distributed to holders of trust securities under specified circumstances.

        We may also offer and sell units of the above securities, which may or may not include trust preferred securities issued by one or more of the trusts.

        The aggregate initial offering price of all securities sold will not exceed $1,000,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Additional Information

        We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include the following information:

  •
  the type and amount of securities which we propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

  •
  the compensation, if any, of those underwriters, agents or dealers;

  •
  if applicable, information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

  •
  United States federal income tax considerations applicable to the securities;

  •
  risk factors addressing the specific risks relating to the securities offered; and

  •
  any other material information about the offering and sale of the securities.

USE OF PROCEEDS

        Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including the repayment of existing indebtedness, additions to working capital, capital expenditures and acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the five years ended December 31, 2002:

	Year Ended December 31,
	2002	2001	2000	1999	1998
Ratio	11.69	0.97	4.75	29.44	15.41

        For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes and cumulative effect of change in accounting method, interest expense and the portion of rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest. To date, we have not issued any preferred stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above. Effective on July 1, 2001, we completed the sale of our outsourcing business to Electronic Data Systems Corporation. For purposes of computing the ratio of earnings to fixed charges, the results of operations of the outsourcing business have been reclassified and presented as income from discontinued operations, net, for the years ended December 31, 2001, 2000, 1999 and 1998. Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by $1.3 million.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities under one or more indentures entered into or to be entered into between us, our subsidiary Sabre Inc. if it guarantees the debt securities, and SunTrust Bank, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. The indentures are governed by the Trust Indenture Act.

        The following is a summary of the indentures. It does not restate the indentures entirely. We urge you to read the indentures. We are filing the indentures as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee or as described under "Incorporation of Certain Documents By Reference." References below to an "indenture" are references to the applicable indenture under which a particular series of debt securities is issued.

Terms of the Debt Securities

        Our debt securities will be unsecured obligations of Sabre Holdings Corporation. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

  •
  the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

  •
  the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities;

  •
  the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

  •
  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

  •
  the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

  •
  the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

  •
  any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

  •
  the right, if any, of holders of the debt securities to convert them into our Class A common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

  •
  any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

  •
  the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

  •
  the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

  •
  any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

  •
  any applicable material federal income tax consequences; and

  •
  any other material terms of the debt securities, which may be different than the terms set forth in this prospectus.

        Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees of such debt securities by Sabre Inc., including the terms of subordination, if any, of any such guarantee.

        The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject.

Events of Default and Remedies

        Unless otherwise described in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

  •
  our default in payment of the principal of or premium, if any, on any of the debt securities of such series;

  •
  default for 30 days in payment of any installment of interest on any debt security of such series beyond any applicable grace period;

  •
  default by us or any guarantor subsidiary for 90 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series;

  •
  a default with respect to any of our publicly traded indebtedness in an amount in excess of $50 million, which default results in the acceleration of that indebtedness and the indebtedness is not discharged, the default is not cured or waived or the acceleration is not rescinded within ten days of the acceleration;

  •
  bankruptcy, insolvency or reorganization of our company or Sabre Inc., if it is a guarantor; and

  •
  any other event of default provided for debt securities of that series.

        The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

        The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by written notice to the trustee and to us may waive any event of default with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

        The indenture will contain a provision entitling the trustee, subject to its duty to act with the required standard of care during a default under any series of debt securities, to be indemnified by the holders of debt securities of that series before exercising any right or power under the indenture at the request of the holders of the debt securities of that series.

        The indenture will provide that no holder of debt securities of any series may institute proceedings, judicial or otherwise, to enforce the indenture except if the trustee fails to act for 60 days after it receives a written request to enforce the indenture by the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of debt securities from enforcing payment of the principal of and any premium and interest on those debt securities when due. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those debt securities. However, the trustee may refuse to follow any direction that it determines would be illegal or would conflict with the indenture or involve it in personal liability or which would unjustly prejudice holders of the debt securities of that series not joining the proceeding.

        The indenture will provide that the trustee will, within 90 days after a default occurs that affects the outstanding debt securities of any series, give to the holders of those debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any debt securities or payment of any sinking fund installment, the trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the debt securities of that series.

        We will be required to file with the trustee annually an officer's certificate as to the absence of material defaults under the terms of the indenture.

Defeasance

        The indenture will permit us and Sabre Inc., if it is a guarantor, to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

  •
  depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

  •
  complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

        In addition, the indenture will permit us and Sabre Inc., if it is a guarantor, to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

  •
  depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

  •
  complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.

Transfer and Exchange

        A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

        Without the consent of any holder, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of debt securities to:

  •
  cure any ambiguity, defect or inconsistency;

  •
  create a series and establish its terms;

  •
  provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  make any change that does not adversely affect the legal rights of any holder; or

  •
  delete a guarantor subsidiary which, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities.

        With the exceptions discussed below, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of a particular series with the consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

        Without the consent of each holder affected, we and the trustee may not:

  •
  reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of or change the time for payment of interest;

  •
  reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

  •
  make any debt security payable at a place or in money other than that stated in the debt security;

  •
  modify the ranking or priority of the debt securities or any guarantee;

  •
  release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture; or

  •
  waive a continuing default in the payment of principal of or interest on the debt securities.

        The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Concerning the Trustee

        The trustee under the indenture will be SunTrust Bank or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. In the ordinary course of its business, SunTrust Bank and its affiliates have performed, and may in the future perform, commercial banking and related services for us and have received customary compensation therefor. For example, SunTrust Bank is the indenture trustee under our 7.35% Notes due 2011, a co-agent in Sabre Inc.'s $300 million senior unsecured line of credit and is a lender and equity holder under Sabre Inc.'s $310 million syndicated lease financing facility.

        The trustee, upon an event of default under the indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonable believes that it will receive indemnity satisfactory to it.

        The indenture contains, or will contain, limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest within the meaning of the Trust Indenture Act, it must either eliminate such conflict or resign.

        The trustee may resign with respect to a series of debt securities by giving a written notice to us. The holders of a majority in principal amount of an outstanding series of debt securities may remove the trustee by notifying us and the trustee. We may remove the trustee if:

  •
  the trustee acquires a "conflicting interest," as such term is defined in the Trust Indenture Act, and fails to comply with the Trust Indenture Act;

  •
  the trustee fails to comply with the eligibility requirements provided in the indenture;

  •
  the trustee is incapable of acting, is adjudged to be bankrupt or insolvent, or commences a voluntary bankruptcy proceeding; or

  •
  a receiver is appointed for the trustee, its property or its affairs for the purpose of rehabilitation, conservation or liquidation.

        If the trustee resigns or is removed or if the office of the trustee is otherwise vacant, we will appoint a successor trustee in accordance with the provisions of the indenture. A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee's acceptance of the appointment as provided in the indenture.

Governing Law

        Unless we otherwise specify in the applicable prospectus supplement, the laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of the debt securities.

DESCRIPTION OF CLASS A COMMON STOCK, PREFERRED STOCK
AND DEPOSITARY SHARES

        Our authorized capital stock is 250,000,000 shares of Class A common stock, $.01 par value, and 20,000,000 shares of preferred stock, $.01 par value. At September 3, 2002, 143,045,146 shares of Class A common stock and no shares of preferred stock were outstanding.

        The following description of our Class A common stock and preferred stock is not complete and is qualified in its entirety by reference to our second restated certificate of incorporation and our bylaws and to any certificate of designations that we file with the SEC if we offer preferred stock under this prospectus. We have filed copies of our second restated certificate of incorporation and our bylaws as exhibits to the registration statement of which this prospectus is part.

Class A Common Stock

        The holders of our Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of our Class A common stock are not entitled to cumulate their votes in the election of directors.

        Generally, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes entitled to be cast by all of our common stockholders, subject to any voting rights granted to any of the holders of our preferred stock. Except as the law may otherwise provide, and subject to any voting rights granted to holders of our preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of our common stockholders.

        Holders of our common stock will share in an equal amount per share in any dividend declared by our board of directors, subject to any preferential rights of any of our outstanding preferred stock.

        On our liquidation, dissolution or winding up, after payment in full of any amounts we must pay to any creditors and any holders of our preferred stock, all of our common stockholders are entitled to share ratably in any assets available for distribution to our common stockholders.

        No shares of our Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock.

        The transfer agent and registrar for our common stock is The Bank of New York.

        Our Class A common stock trades on the New York Stock Exchange under the symbol "TSG." We will list any shares of our Class A common stock sold under this prospectus on the New York Stock Exchange.

        The following provisions in our charter or bylaws may make a takeover of our company more difficult:

  •
  our charter and bylaws provide for a classified board of directors, and generally that any vacancies on the board will be filled only by the affirmative vote of a majority of our remaining directors, even if less than a quorum;

  •
  our charter and bylaws provide that our directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of our stock entitled to vote generally in the election of directors;

  •
  our charter and bylaws generally provide that stockholder action can be taken only at an annual or special meeting of our stockholders and may not be taken by written consent in place of a meeting;

  •
  our charter generally provides that special meetings of our stockholders can be called only by our board of directors, and that the business conducted at any special meeting of our stockholders is limited to the business set forth in the notice of meeting provided to stockholders;

  •
  our bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of our stockholders;

  •
  our bylaws generally provide that the business that may be conducted at an annual meeting is limited to business that has been brought before the meeting by, or at the direction of, our chairman of the board or our board of directors or by a stockholder who has given timely written notice of that stockholder's intention to bring that business before the meeting;

  •
  our charter and bylaws require that any amendment to the provisions of our bylaws or to certain provisions of our charter, including those provisions discussed above, must be approved by the holders of at least 80% of the then outstanding shares of our stock entitled to vote generally in the election of directors; and

  •
  our charter and bylaws provide that our board of directors may amend our bylaws.

        These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

        As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with us for three years following the date that person became an interested stockholder, unless:

  •
  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by specified employee stock plans; or

  •
  on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An "interested stockholder" is generally a person owning 15% or more of our outstanding voting stock. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Although our stockholders may elect to exclude our company from the restrictions imposed by Section 203 of the Delaware General Corporation Law, our charter does not currently exclude us from those restrictions.

Preferred Stock

        Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which number may thereafter be increased or decreased by our board of directors, but not below the number of shares of that series then outstanding;

  •
  whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

  •
  the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, any adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of shares of that series.

        We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Depositary Shares

        General.    We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

        Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

        Dividends and Other Distributions.    The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

        Redemption of Depositary Shares.    If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

        Voting the Preferred Stock.    Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

        Amendment and Termination of the Depositary Agreement.    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

        Charges of Depositary.    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

        Miscellaneous.    The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

        Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

        Resignation and Removal of Depositary.    The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock, depositary shares, Class A common stock, or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

        We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

  •
  in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

  •
  in the case of warrants to purchase preferred stock or depositary shares, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock or depositary shares purchasable upon exercise of the warrants and the price at which you may purchase such number of shares of preferred stock or depositary shares of such series upon such exercise;

  •
  in the case of warrants to purchase Class A common stock, the number of shares of Class A common stock purchasable upon the exercise of the warrants and the price at which you may purchase such number of shares of Class A common stock upon such exercise;

  •
  in the case of warrants to purchase units of two or more securities, the type, number, and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase the units upon such exercise;

  •
  the period during which you may exercise the warrants;

  •
  any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

  •
  the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

  •
  any other material terms of the warrants.

        Warrants for the purchase of preferred stock, depositary shares and Class A common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the applicable prospectus supplement.

        Prior to the exercise of any warrants to purchase debt securities, preferred stock, depositary shares or Class A common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock, depositary shares or Class A common stock purchasable upon exercise, including:

  •
  in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants for the purchase of preferred stock, depositary shares or Class A common stock, the right to vote or to receive any payments of dividends on the preferred stock, depositary shares or Class A common stock purchasable upon exercise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of Class A common stock, preferred stock or depositary shares at a future date or dates. The consideration per share may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the applicable stock purchase contract. The stock purchase contracts may be issued separately, or as part of stock purchase units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the Class A common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

        The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, units will consist of one or more stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, preferred stock, depositary shares, Class A common stock, or any combination thereof. You should refer to the applicable prospectus supplement for:

  •
  all terms of the units and of the stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, shares of preferred stock, depositary shares or Class A common stock or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF TRUST PREFERRED SECURITIES

Description of Trust Securities

        Each trust may issue only one series of trust preferred securities having terms described in its related prospectus supplement. Each trust agreement will be qualified as an indenture under the Trust Indenture Act and will contain the terms of the trust preferred securities. The property trustee will act as indenture trustee for purposes of the Trust Indenture Act.

        We will set forth the terms of the trust preferred securities, including distribution, redemption, voting and liquidation rights and other preferred, deferred or other special rights or restrictions, in the trust agreement. In addition, the Trust Indenture Act automatically makes some terms a part of the trust agreement. The terms of the trust preferred securities will correspond to the terms of the trust debt securities held by the trust and described in the related prospectus supplement.

        The prospectus supplement relating to the trust preferred securities of a trust will include the specific terms of the series of trust preferred securities being issued, including:

  •
  the distinctive designation of the trust preferred securities;

  •
  the number of trust preferred securities issuable by the trust;

  •
  the annual distribution rate, or method of determining such rate, for trust preferred securities and the date or dates upon which such distributions will be payable and the record date or dates for the payment of such distributions, which will match the interest rate and interest payment date or dates of the trust debt securities, including any exercise of the option to extend the interest payment period;

  •
  whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

  •
  the amount or amounts which will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution of the trust;

  •
  the obligation or right, if any, of the trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

  •
  the voting rights, if any, of holders of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for approval by the holders of such trust preferred securities, or of trust preferred securities issued by other trusts, or both, as a condition to specified action or amendments to the trust agreement;

  •
  the terms for any conversion or exchange into other securities;

  •
  the terms and conditions, if any, upon which the trust debt securities owned by the trust may be distributed to holders of trust preferred securities;

  •
  if applicable, any securities exchange upon which the trust preferred securities will be listed; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the trust agreement or with applicable law.

        We will guarantee distributions on trust preferred securities to the extent set forth below under "Description of the Trust Guarantee." We will describe material United States federal income tax considerations applicable to trust preferred securities in a prospectus supplement relating to the trust preferred securities.

        Each trust will issue a series of trust common securities in connection with the issuance of trust preferred securities. Except for voting rights, the terms of trust common securities will be substantially identical to the terms of trust preferred securities. Trust common securities will rank equally with trust preferred securities except that, upon an event of default under the trust agreement, the rights of holders of trust common securities to payments will be subordinated to the rights of holders of trust preferred securities. The trust common securities will also carry the right to vote to appoint, remove or replace any trustee of the trust. We will own all of the trust common securities.

  Enforcement of Certain Rights by Holders of Trust Preferred Securities

        If an event of default as defined in the applicable trust agreement occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of trust debt securities against us. In addition, so long as their directions do not conflict with any rule of law or with such trust agreement, and could not involve such property trustee in personal liability in circumstances where reasonable indemnity would not be adequate, the holders of a majority in aggregate liquidation amount of trust preferred securities of such trust may direct the property trustee as to:

  •
  the time, method and place of conducting any proceeding for any remedy available to such property trustee;

  •
  the exercise of any trust or power conferred upon such property trustee under such trust agreement; and

  •
  the exercise of the remedies available to the property trustee as a holder of trust debt securities.

        If such property trustee fails to enforce its rights under the trust debt securities held by such trust, a holder of trust preferred securities of such trust may, to the extent permitted by law, institute a legal proceeding directly against us to enforce such property trustee's rights under such trust agreement. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In no event will such holder be permitted or authorized to affect, disturb or prejudice the rights of any other holder or to obtain or to seek to obtain priority or preference over any other holder or to enforce any right under such trust agreement, except in the manner described in the trust agreement and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, a holder of trust preferred securities of such trust may institute a proceeding directly against us for enforcement of payment to such holder of the principal of or interest on the trust debt securities held by such trust having a principal amount equal to the aggregate stated liquidation amount of such trust preferred securities held by such holder, on or after the due dates specified or provided for in such trust debt securities. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In connection with such proceeding, we will be subrogated to the rights of such holder under the trust agreement to the extent of any payment made by us to such holder.

Description of Trust Guarantees

        The following is a summary of information concerning the guarantees of the trust preferred securities of each trust, which we refer to as the trust guarantees. We will execute each trust guarantee for the benefit of holders of trust preferred securities. We will qualify each trust guarantee as an indenture under the Trust Indenture Act. We will identify the indenture trustee for purposes of the Trust Indenture Act in a prospectus supplement with respect to the trust preferred securities.

        The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified by its entirety by reference to, the form of trust guarantee, which will be filed as an exhibit to the registration statement of which this prospectus forms a part. The trust guarantee will be held by the property trustee for the benefit of holders of trust preferred securities.

  General

        To the extent set forth in the trust guarantee, we will agree to pay in full the guarantee payments, described below, without duplication of amounts theretofore paid by or on behalf of the trust, as and when due regardless of any defense, right of set off or counter-claim which we may have. With respect to trust preferred securities issued by a trust, we will pay in full the following payments or distributions as guarantee payments to the extent the trust fails to pay or make such guarantee payments:

  •
  any accrued and unpaid distributions on trust preferred securities, to the extent such trust has funds legally and immediately available therefor;

  •
  the redemption price, to the extent such trust has funds legally and immediately available therefor with respect to trust preferred securities called for redemption; and

  •
  upon voluntary or involuntary dissolution, winding up or termination of such trust, other than in connection with the distribution of trust debt securities to holders of trust preferred securities or the redemption of all trust preferred securities, the lesser of:

  •
  the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds legally and immediately available therefor, and

  •
  the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

        We will determine the redemption price and liquidation amount at the time the trust preferred securities are issued. We may satisfy our obligation to make a guarantee payment by direct payment of the required amounts to the holders of such trust preferred securities or by causing the trust to pay such amounts to such holders.

        Each trust guarantee will not apply to any payment or distribution except to the extent the applicable trust has funds legally available for such payment or distribution. If we do not make interest payments on the trust debt securities purchased by a trust, such trust will not pay distributions on such trust preferred securities issued by such trust and will not have funds legally available. The trust guarantee, when taken together with our obligations under the trust debt securities, the applicable indenture and the trust agreement, including our obligation to pay costs, expenses, debt, and liabilities of such trust, other than with respect to the trust securities, will be a full and unconditional guarantee, subject to any subordination provisions, by us of payments due on the trust preferred securities from the time of issuance.

  Amendment of Trust Guarantee; Assignment

        Except for changes which do not materially adversely affect the rights of holders of trust preferred securities, each trust guarantee may be amended only with the approval of a majority in liquidation amount of trust preferred securities issued by the applicable trust. The manner of obtaining any such approval will be as set forth in the applicable trust agreement. The trust guarantee will bind the successors, assigns, receivers, trustees and representatives of us and continue to benefit the trust guarantee trustee and holders of trust preferred securities. Except in connection with a consolidation, merger, conveyance, transfer or lease involving us, permitted under the applicable indenture, we may not assign our rights or delegate our obligations under the trust guarantee.

  Termination of the Trust Guarantee

        Each trust guarantee will terminate as to the trust preferred securities issued by the applicable trust:

  •
  upon full payment of the redemption price of all trust preferred securities of such trust,

  •
  upon distribution of trust debt securities held by such trust to the holders of and in exchange for trust preferred securities, or

  •
  upon full payment of amounts payable in accordance with the trust agreement upon liquidation of such trust.

The trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must repay any sums paid to them under the trust preferred securities or trust guarantee.

  Events of Default

        An event of default under a trust guarantee will occur if we fail to make the payments required by the trust guarantee.

        The holders of a majority in liquidation amount of trust preferred securities relating to such trust guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to such trust guarantee trustee or to direct the exercise of any trust or power conferred upon such trust guarantee trustee under the trust guarantee. If the trust guarantee trustee fails to enforce such trust guarantee, any holder of record of trust preferred securities relating to such trust preferred guarantee may institute a legal proceeding directly against us to enforce the trust guarantee trustee's rights, without first instituting any other legal proceeding.

  Status of Trust Guarantee

        The trust guarantee will constitute our unsecured obligation and will rank:

  •
  in general, subordinate and junior in right of payment to all of our other liabilities, including the trust debt securities, except those made equal or subordinate by their terms,

  •
  equal with the most senior preferred stock which may now or hereafter be issued or guaranteed by us; and

  •
  senior to our Class A common stock.

        The terms of the trust preferred securities will provide that each holder of trust preferred securities issued by such trust, by acceptance thereof, agrees to the subordination provisions, if any, and other terms of the related trust guarantee. Each trust guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such trust guarantee without instituting a legal proceeding against any other person or entity. Each trust guarantee will be deposited with the applicable trust guarantee trustee to be held for the benefit of the holders of such trust preferred securities. Except as otherwise noted herein, the trust guarantee trustee has the right to enforce the trust guarantee on behalf of the holders of the related trust preferred securities. Except as described under "Termination of the Trust Guarantee" above, the trust guarantee will not be discharged except by payment of the guarantee payments in full without duplication of amounts theretofore paid by the trust.

  Information Concerning Trust Guarantee Trustee

        The trust guarantee trustee, prior to the occurrence of a default with respect to the trust guarantee and after the curing of all such defaults that may have occurred, will undertake to perform only such duties as are specifically set forth in the trust guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of such individual's own affairs. Subject to such provisions, the trust guarantee trustee will be under no obligation to exercise any of the powers vested in it by the trust guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. However, in any event, the trust guarantee trustee must exercise the rights and powers vested in it by such trust guarantee upon the occurrence of an event of default under such trust guarantee. In most circumstances, the trust guarantee trustee will also serve as property trustee.

  Governing Law

        Unless we otherwise specify in the applicable prospectus supplement, the trust guarantee will be governed by the laws of the State of New York.

Agreement as to Expenses and Liabilities

        As will be required by the trust agreement, we will enter into an agreement in which we irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust. This separate agreement as to expenses and liabilities does not include obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.

Additional Description of Trust Debt Securities Issued to the Trusts

        Set forth below is a description of the terms of the trust debt securities which each trust will hold as trust assets. The trust debt securities may be issued from time to time in one or more series under an indenture between us and an indenture trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable indenture and supplements creating and governing the trust debt securities, which will be filed as exhibits to the registration statement of which this prospectus forms a part. The terms of the trust debt securities will include those stated in the indenture and the related supplemental indenture and those made a part of the indenture by reference to the Trust Indenture Act.

        Upon a dissolution of a trust, the property trustee, following satisfaction of liabilities to creditors of the trust in accordance with the provisions of applicable law, may distribute the trust debt securities held by such trust to the holders of trust securities in liquidation of such trust.

        If the property trustee distributes any trust debt securities to holders of trust preferred securities, we will use our best efforts to have such trust debt securities traded on the same stock exchange, if any, as the related trust preferred securities are traded.

  General

        Trust debt securities will be issued in a principal amount equal to the aggregate stated liquidation amount of trust preferred securities, plus our investment in trust common securities.

        The entire principal amount of the trust debt securities held by each trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including additional interest, if any, on the date set forth in the applicable prospectus supplement.

        If trust debt securities held by a trust are distributed to holders of trust preferred securities of such trust in liquidation of such holders' interests in such trust, such trust debt securities will initially be issued as a global security. Under limited circumstances, trust debt securities may be issued in certificated form in exchange for a global security. In the event trust debt securities are issued in certificated form, such trust debt securities will be in denominations as specified in the applicable prospectus supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. We will make payments on trust debt securities issued as a global security to the depositary for the trust debt securities. In the event trust debt securities are issued in certificated form, principal and interest will be payable, the transfer of the trust debt securities will be registrable and trust debt securities will be exchangeable for trust debt securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. In such an event, however, at our option, we may pay interest by check mailed to the address of the persons entitled thereto.

  Material Covenants

        If there has occurred any event that would constitute an indenture event of default or we are in default with respect to our payment of any obligations under the trust guarantee, then:

  •
  we may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock other than:

  •
  purchases or acquisitions of shares of our Class A common stock in connection with the satisfaction by us of our obligations under any employee benefit plans or any other contractual obligation of ours, other than a contractual obligation ranking junior to the trust debt securities,

  •
  as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

  •
  the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

  •
  we may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees, issued by us which rank junior to the trust debt securities, and

  •
  we may not make any guarantee payments with respect to the foregoing, other than pursuant to the trust guarantee.

        We will covenant, as long as trust preferred securities of a trust remain outstanding:

  •
  to maintain 100% ownership of trust common securities of such trust,

  •
  not to cause such trust to terminate, except in connection with a distribution of trust debt securities, and

  •
  to use our reasonable efforts to cause such trust:

  •
  to remain a statutory business trust, except in connection with the distribution of trust debt securities held by such trust to the holders of trust securities in liquidation of such trust, the redemption of all trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement, and

  •
  to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

  Optional Redemption

        We will have the right to redeem the trust debt securities, in whole or in part, from time to time, without premium or penalty, on or after the date set forth in the applicable prospectus supplement, upon not less than 30 or more than 60 days' notice, at a redemption price equal to a premium on the principal amount to be redeemed plus any accrued and unpaid interest, including additional interest, if any, to the redemption date, as specified in the applicable prospectus supplement. If a partial redemption of the trust preferred securities resulting from a partial redemption of the trust debt securities held by a trust would result in the delisting of the trust preferred securities of such trust, we may only redeem such trust debt securities held by such trust in whole. In addition, if a change in tax or securities laws occurs that adversely affects specified tax or securities characteristics of the trust, upon not less than 30 or more than 60 days notice, within 90 days after the occurrence of such event and subject to the terms and conditions of the indenture, we may redeem such trust debt securities, in whole, at a price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest, including additional interest, if any, to the redemption date. In the event of redemption of such trust debt securities in part only, we will issue new trust debt securities for the unredeemed portion in the name or names of the holders who surrender their unredeemed trust debt securities.

  Interest

        Each trust debt security will bear interest at the rate set forth in the applicable prospectus supplement from the original date of issuance, payable on the interest payment dates which will be specified in the prospectus supplement, to the person in whose name such trust debt security is registered, subject to specified exceptions, on the record date specified in the applicable prospectus supplement.

        The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the trust debt securities is not a business day, then we will pay the interest payable on such date on the next succeeding day which is a business day, and without any interest or other payment in respect of any such delay, with the same force and effect as if made on such date.

  Option To Extend Interest Payment Period

        Except to the extent set forth in the applicable prospectus supplement, we will have the right at any time, and from time to time, to defer payments of interest on trust debt securities by extending the interest payment period for up to 20 consecutive quarters. At the end of such an extension period, we will pay all interest then accrued and unpaid, including any additional interest, together with interest thereon at the rate specified and to the extent permitted by applicable law. We will covenant in the applicable indenture for the benefit of the holders of a series of trust debt securities, that, subject to the next succeeding sentence:

  •
  we will not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, and

  •
  we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees other than the trust guarantee, issued by us which rank junior to the applicable series of trust debt securities:

  •
  if at such time we will have given notice of our election to extend an interest payment period for a series of trust debt securities and such extension shall be continuing, or

  •
  if at such time an event of default with respect to a series of trust debt securities will have occurred and be continuing.

        The preceding sentence, however, shall not restrict:

  •
  any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

  •
  repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan,

  •
  dividends or distributions in our capital stock, or

  •
  the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

        Prior to the termination of any such extension period for a series of trust debt securities, we may further defer payments of interest on such trust debt securities, by extending the interest payment period, provided that such extension period together with all such previous and further extensions thereof for such series of trust debt securities may not exceed 20 consecutive quarters or extend beyond the maturity of such series of trust debt securities.

        Upon the termination of any extension period for a series of trust debt securities, and the payment of all accrued and unpaid interest on the trust debt securities then due, we may select a new extension period for such series of trust debt securities, as if no extension period had previously been declared, subject to the above requirements. We will not be required to pay interest on a series of trust debt securities during an extension period until the end thereof.

        If the property trustee is the sole holder of the trust debt securities, we will give the administrative trustees and the property trustee notice of our selection of such extension period for such series of trust debt securities one business day prior to the earlier of (1) the next succeeding date on which distributions on the related trust preferred securities are payable or (2) the date a trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such trust preferred securities on the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The administrative trustees shall give notice of our selection of such extension period to the holders of such trust preferred securities. If the property trustee is not the sole holder of a series of trust debt securities, we will give the holders of such trust debt securities notice of our selection of such extension period ten business days prior to the earlier of (1) the interest payment date or (2) the date we are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such trust debt securities, but in any event at least two business days before such record date.

        We have no present intention to defer interest payments.

  Additional Interest

        If a trust is required to pay any taxes, duties, assessments or other governmental charges, other than withholding taxes, imposed by the United States, or any other taxing authority, we will pay as additional interest such additional amounts as shall be required so that the net amounts received and retained by a trust after paying any such charges will be equal to the amount such trust would have received had no such charge been imposed.

  Events of Default Under Applicable Indenture

        We will define an event of default with respect to any series of trust debt securities in the indenture or applicable supplemental indenture. An event of default may include:

  •
  our default in payment of the principal of or premium, if any, on any of the trust debt securities of such series;

  •
  default for 30 days in payment of any installment of interest, including additional interest, on any trust debt security of such series beyond a valid extension;

  •
  default by us for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

  •
  voluntary or involuntary dissolution, winding up, termination, bankruptcy, insolvency or reorganization of a trust, except in connection with:

  •
  the distribution of trust debt securities to holders of trust securities in liquidation of a trust,

  •
  the redemption of all outstanding trust securities of such trust, or

  •
  mergers or consolidations permitted by the trust agreement.

        The holders of not less than a majority in aggregate principal amount of trust debt securities may waive any past default, except (1) a default in payment of principal, premium, interest or additional interest, unless such default has been cured and a sum sufficient to pay all installments due otherwise than by acceleration has been deposited with the trust debt security trustee, or (2) a default in a covenant or provision which under the applicable indenture may not be modified or amended without the consent of each holder of a trust debt security. The holders of trust preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as holder of trust debt securities.

  Payment and Paying Agents

        Payment of principal and premium, if any, on trust debt securities will be made only if the holder of trust debt securities surrenders them to the paying agent of the trust debt securities.

        Principal of and any premium and interest on trust debt securities will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as we may designate from time to time pursuant to the trust debt security indenture. Payment of interest on the trust debt securities on any interest payment date will be made to the person in whose name the trust debt security is registered at the close of business on the regular record date for such interest payment.

        The indenture trustee will act as paying agent with respect to the trust debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent at the place of payment.

  Consolidation, Merger and Sale

        The applicable indenture will provide that we will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, or assign any of our obligations under the trust debt securities or trust guarantees to, any other entity provided that:

  •
  either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets or assignment shall expressly assume our obligations under the trust guarantee and the payment of the principal of, and premium, if any, and interest on all of the trust debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

  •
  immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any subsidiary as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the applicable indenture or the trust guarantee, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering such conditions shall be delivered to the indenture trustee.

        The indenture will not otherwise contain any covenant which restricts our ability to merge or consolidate with or into any other person, sell or convey all or substantially all of our assets to any person or otherwise engage in restructuring transactions.

  Information Concerning Indenture Trustee for the Trust Debt Securities

        The indenture trustee for the trust debt securities, prior to default and after the curing of all defaults, if any, will undertake to perform only such duties as will be specifically set forth in the applicable indenture and, after a default that has not been cured or waived, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the indenture trustee will be under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of trust debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. However, the foregoing will not relieve the indenture trustee, upon the occurrence of an indenture event of default, from exercising the rights and powers vested in it by the indenture. The indenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  Miscellaneous

        We will have the right at all times to assign any of our rights or obligations under the indenture to a direct or indirect wholly-owned subsidiary of ours. However, in the event of any such assignment, we will remain liable for all of such obligations under the indenture. Subject to the foregoing, the indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The indenture will provide that it may not otherwise be assigned by the parties thereto.

Effect of Obligations under Trust Debt Securities and Trust Guarantees

        As long as payments are made when due on trust debt securities, the trust will have sufficient funds to be able to make all appropriate payments on trust securities. This is primarily because:

  •
  the aggregate principal amount of the trust debt securities will be equal to the sum of the aggregate stated liquidation amount of such trust securities;

  •
  the interest rate and interest and other payment dates on the trust debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

  •
  we will pay for all costs and expenses of each trust; and

  •
  the trust agreement will provide that the trustees may not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

        We will guarantee payments of distributions and other payments due on the trust preferred securities, to the extent funds are available therefor and to the extent set forth under "Description of the Trust Guarantees." If we do not make interest payments on trust debt securities, it is expected that the trust will not have sufficient funds to pay distributions on its trust preferred securities. The trust guarantee is a full and unconditional guarantee, but does not apply to any payment unless the trust has sufficient funds for such payment.

        If we fail to make payments on trust debt securities when due, taking into account any extension period, the trust agreement will provide a mechanism whereby holders of trust preferred securities may direct the property trustee to enforce its rights, including proceeding directly against us. If the property trustee fails to enforce its rights, a holder of trust preferred securities may sue us directly to enforce those rights, without first instituting legal proceedings against the trust, the property trustee or any other person or entity.

        If we fail to make payments under the trust guarantee, the trust guarantee provides a mechanism whereby the holders of trust preferred securities may direct the trust guarantee trustee to enforce its rights. If the trust guarantee trustee fails to enforce its rights, any holder of trust preferred securities may institute a legal proceeding against us directly to enforce those rights without first instituting legal proceedings against the trust, the trust guarantee trustee or any other person or entity.

        Pursuant to an agreement as to expenses and liabilities to be entered into by us under the trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust other than obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.

        The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on trust preferred securities to the extent of funds available to the trust.

PLAN OF DISTRIBUTION

        Any of the securities being offered by this prospectus may be sold:

  •
  through agents,

  •
  to or through underwriters,

  •
  through dealers,

  •
  directly by us to purchasers, through a specific bidding, auction or other process; or

  •
  through a combination of any such methods of sale.

        The distribution of securities may be effected from time to time in one or more transactions at a fixed price, or prices which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

        If an underwriter or underwriters are utilized in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

        If a dealer is utilized in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

        We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if utilized.

        Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

        Gibson, Dunn & Crutcher LLP, Dallas, Texas, has rendered an opinion with respect to the validity of the securities being offered by this prospectus, other than with respect to trust preferred securities. We filed the opinion as an exhibit to the registration statement of which this prospectus is a part. Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to us and the trusts, has rendered an opinion with respect to certain matters of Delaware law, including the validity of the trust preferred securities being offered by this prospectus. We filed the opinion as an exhibit to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

        The consolidated financial statements of Sabre Holdings Corporation, appearing in Sabre Holdings Corporation's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Sabre Holdings Corporation files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following location of the Commission:

                                                                                                  Judiciary Plaza, Room 10024
                                                                                                  450 Fifth Street, N.W
                                                                                                  Washington, D.C. 20549

        You can also obtain copies of this information by mail from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330.

        The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is www.sec.gov.

        You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We, the trusts, and Sabre Inc. have filed jointly with the Commission a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, the trusts, Sabre Inc., and the securities offered. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.

        This prospectus includes by reference the documents listed below that we have previously filed with the Commission and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

FILING	PERIOD
Annual Report on Form 10-K, as amended	Year ended December 31, 2002

        We incorporate by reference additional documents that we may file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the date of the closing of each offering, including all such documents we may file with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement. These documents include reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than filings under Item 9), as well as proxy statements.

        You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Corporate Secretary
Sabre Holdings Corporation
3150 Sabre Ave.
Southlake, Texas 76092
(682) 605-1000

        We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

$400,000,000

SABRE HOLDINGS CORPORATION

% Senior Notes due 2016

Joint Book-Running Managers

MORGAN STANLEY	BEAR, STEARNS & CO. INC.

GOLDMAN, SACHS & CO.

BANC OF AMERICA SECURITIES LLC	CITIGROUP	JPMORGAN

Prospectus Supplement
March    , 2006